UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Temple-Inland Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF THE 2011 ANNUAL MEETING
OF STOCKHOLDERS
AND
PROXY STATEMENT

PLEASE VOTE!

BROKERS GENERALLY CANNOT VOTE YOUR SHARES
WITHOUT YOUR INSTRUCTIONS. EVERY VOTE MATTERS!

1300 South MoPac Expressway, 3rd Floor
Austin, Texas 78746

NOTICE OF THE 2011 ANNUAL MEETING OF STOCKHOLDERS
To Be Held Friday, May 6, 2011

When and Where Will the Annual Meeting of Stockholders be Held?	The 2011 annual meeting of our stockholders will be held at our offices located at 303 South Temple Drive, Diboll, Texas 75941, on Friday, May 6, 2011, at 9:00 a.m. local time.

What are the Purposes of the Meeting?	The meeting will be held for the following purposes:

1. To elect three (3) directors to our board of directors. These three directors will serve as directors until their terms expire or, if later, until replacement directors are elected who meet all necessary qualifications.

2. To hold an advisory stockholder vote regarding the Company’s executive compensation.

3. To hold an advisory stockholder vote regarding whether to establish an annual, biannual or triennial schedule for the advisory vote regarding the Company’s executive compensation program.

4. To ratify the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for the year 2011.

5. To transact any other business that is properly raised for discussion at the annual meeting or any later meeting if the annual meeting is adjourned or postponed.

Who Can Attend and Vote?	The board of directors has fixed the close of business on March 10, 2011 as the record date for determining stockholders entitled to receive notices about the annual meeting and to vote at the annual meeting or any later meeting if the annual meeting is adjourned or postponed. Only stockholders who own stock at the close of business on the record date are entitled to receive notices about the annual meeting and to vote at the annual meeting.

If you need help in voting your shares, please call D. F. King & Co., Inc., our proxy solicitation firm, at 800-549-6697.

March 23, 2011	Senior Vice President/Corporate Secretary
Austin, Texas

Your vote is important. You are invited to attend the meeting in person. Whether or not you plan to attend, and no matter how many shares you own, please vote by telephone or on the internet or mark your vote on the enclosed proxy card, sign it, date it, and return it by mail. By voting before the meeting, you will help us ensure that there are enough stockholders voting to hold a meeting and avoid added proxy solicitation costs. If you attend the meeting, you may vote in person, even if you have previously submitted a proxy. You may revoke your proxy at any time before the vote is taken by delivering a written revocation to the Corporate Secretary prior to or at the meeting, or by voting your shares in person at the meeting, in which case your prior proxy will be disregarded. Please see the instructions under “Questions and Answers about the Annual Meeting — How can I vote my shares before the annual meeting?”

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 6, 2011. The 2011 Proxy Statement and 2010 Annual Report to Stockholders are available at http://www.templeinland.com/proxy.htm.

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1300 South MoPac Expressway, 3rd Floor
Austin, Texas 78746

PROXY STATEMENT
FOR 2011 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION ABOUT THE ANNUAL MEETING OF STOCKHOLDERS

How are we asking for your vote?

Our board of directors seeks your proxy for use in voting at our 2011 annual meeting of stockholders to be held on Friday, May 6, 2011, and at any later meeting if the annual meeting is adjourned or postponed. This Proxy Statement and proxy card were mailed beginning on March 23, 2011 to all holders of our common stock entitled to vote at the annual meeting.

We have enclosed with this Proxy Statement our 2010 Annual Report to Stockholders, which includes audited financial statements. The Annual Report does not constitute any part of the material for the solicitation of proxies.

Who is entitled to vote at the annual meeting?

Holders of Temple-Inland common stock as of the close of business on the record date, March 10, 2011, may vote at the 2011 annual meeting, either in person or by proxy. As of the close of business on March 10, 2011, there were 108,290,457 shares of common stock issued and outstanding and entitled to vote at the annual meeting. The common stock is the only authorized voting security of the Company, and each share of common stock is entitled to one vote on each matter properly brought before the annual meeting.

What matters will be voted on at the annual meeting?

At the annual meeting, stockholders will be asked to vote on the following proposals:

Proposal 1: To elect three (3) directors to our board of directors. These three directors will serve as directors until their terms expire or, if later, until replacement directors are elected who meet all necessary qualifications.

Proposal 2: To hold an advisory stockholder vote regarding the Company’s executive compensation.

Proposal 3: To hold an advisory stockholder vote regarding whether to establish an annual, biannual or triennial schedule for the advisory vote regarding the Company’s executive compensation program.

Proposal 4: To ratify the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for the year 2011.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the “stockholder of record” with respect to those shares. This 2011 Proxy Statement, enclosed proxy card, and 2010 Annual Report to Stockholders were sent directly to you.

If your shares are held in a stock brokerage account or by a bank or other nominee, those shares are held in “street name” and you are considered the “beneficial owner” of the shares. This 2011 Proxy

Statement and 2010 Annual Report to Stockholders and other materials were forwarded to you by your broker, bank or other nominee, who is the stockholder of record. You will receive separate instructions from your broker, bank or other nominee describing how to vote your shares.

How can I vote my shares before the annual meeting?

If you hold shares in your own name as a stockholder of record, you can cast your vote before the annual meeting by authorizing the individuals named on the enclosed proxy card to serve as your proxy to vote your shares at the annual meeting in the manner you indicate. You may do so by completing, signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope. The telephone and internet voting instructions serve the same purpose as the proxy card. When your proxy card or telephone or internet vote specifies a choice with respect to a voting matter, the named individuals on the proxy card will vote your shares as you have specified. Submitting a proxy or voting through the telephone or the internet will not affect your right to attend the annual meeting and vote in person.

If you are a beneficial owner of shares held in street name, your broker, bank or other nominee will provide you with materials and instructions for voting your shares. The availability of telephonic or internet voting will depend on the bank’s or broker’s voting process. Please check with your bank or broker and follow the voting procedures your bank or broker provides to vote your shares.

How will my shares be voted if I give my proxy but do not specify how my shares should be voted?

If your shares are held in your own name as a stockholder of record and you return your signed proxy card but do not specify a voting choice on your proxy card, your shares will be voted as follows:

Proposal 1

•	FOR the election of each of the director nominees under the caption “Election of Directors.”

Proposal 2

•	FOR the resolution approving the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in this Proxy Statement.

Proposal 3

•	To schedule the advisory (non-binding) votes on executive compensation on an annual basis.

Proposal 4

•	FOR the ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the year 2011.

If I am the beneficial owner of shares held in street name by my broker, will my broker automatically vote my shares for me?

New York Stock Exchange (“NYSE”) rules applicable to broker-dealers grant your broker discretionary authority to vote your shares without receiving your instructions only on certain matters, which include the ratification of the appointment of the independent registered public accounting firm. However, your broker does not have discretionary authority to vote your shares for certain other types of matters, including the election of directors, the advisory vote on executive compensation and the advisory vote on scheduling the advisory vote on executive compensation. If your broker does not receive voting instructions from you regarding these proposals, your shares will not be voted on the election of directors, the advisory vote on executive compensation and the advisory vote on scheduling the advisory vote on executive compensation.

Can I vote in person at the annual meeting?

If you hold shares in your own name as a stockholder of record, you are invited to attend the annual meeting and cast your vote at the meeting by properly completing and submitting a ballot at the meeting. If you are the beneficial owner of shares held in the name of your broker, bank or other nominee, you are invited to attend the meeting in person, but in order to vote at the meeting you must first obtain a legal proxy from your broker, bank or other nominee giving you the right to vote those shares and submit that proxy along with a properly completed ballot at the meeting. Please check with your broker, bank or other nominee and follow the procedures they require.

How can I change or revoke my vote?

If you hold shares in your own name as a stockholder of record, you may change your vote or revoke your proxy at any time before voting begins at the annual meeting by:

•	giving written notice of revocation to our Corporate Secretary at our principal executive offices at any time before the voting is closed; or

•	signing and delivering a proxy that is dated after the proxy you wish to revoke; or

•	attending the annual meeting and voting in person by properly completing and submitting a ballot. (Attendance at the meeting, in and of itself, will not cause your previously granted proxy to be revoked unless you vote at the meeting.)

We must receive your notice of revocation or later-dated proxy at or prior to voting at the annual meeting for it to be effective. It should be delivered to:

Temple-Inland Inc.
Attn: Leslie K. O’Neal, Senior Vice President
and Corporate Secretary
1300 South MoPac Expressway, 3rd Floor
Austin, Texas 78746

Alternatively, you may hand deliver a written revocation notice, or a later-dated proxy, to the Corporate Secretary at the annual meeting before the polls close.

If you are the beneficial owner of your shares held in street name, please check with your bank or broker and follow the procedures your bank or broker provides if you wish to change your vote.

What is the “quorum” for the annual meeting and what happens if a quorum is not present?

The presence at the annual meeting, in person or by proxy, of the holders of 54,145,229 shares (a majority of the number of shares of common stock issued and outstanding and entitled to vote as of the record date) is required to constitute a quorum to transact business at the annual meeting. Proxies marked “abstain” and broker “non-votes” (each of which are explained below) will be counted in determining the presence of a quorum.

If the shares present in person or represented by proxy at the annual meeting are not sufficient to constitute a quorum, the stockholders by a vote of the holders of a majority of the votes entitled to be cast by the stockholders, present in person or by proxy (which may be voted by the proxyholders at the meeting), may, without further notice to any stockholder (unless a new record date is set or the adjournment is for more than 30 days), adjourn the meeting to a different time and place to permit further solicitations of proxies sufficient to constitute a quorum. At any such adjourned meeting at which a quorum may be present, any business may be transacted that might have been transacted at the meeting as originally called.

What is an “abstention” and how would it affect the vote?

An abstention occurs when a stockholder sends in a proxy with explicit instructions to decline to vote regarding a particular proposal. In certain circumstances, an abstention with respect to a proposal will have the same effect as a vote “cast” against the proposal. Consequently, an abstention with respect to any of the proposals scheduled for a vote at the annual meeting may affect the outcome of the vote.

What is a broker “non-vote” and how would it affect the vote?

Broker “non-votes” are shares held by brokers or nominees for which voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares. If the broker or nominee does not have discretionary voting power under rules applicable to broker-dealers, then the broker is unable to vote those uninstructed shares. Brokers and nominees have discretionary voting power to vote uninstructed shares with respect to the ratification of the appointment of the independent registered public accounting firm, but do not have discretionary voting power of those uninstructed shares regarding the election of directors, the advisory vote on executive compensation, or the advisory vote on the scheduling of the advisory vote on executive compensation. A broker “non-vote” with respect to Proposals 1, 2, or 3 will not be counted as a vote “cast” for or against the proposals. Consequently, a broker “non-vote” with respect to the election of directors, the advisory vote on executive compensation, or the advisory vote on the scheduling of the advisory vote on executive compensation, will not affect the outcome of the vote, except to the extent it has the effect of causing the percentage of the total number of shares voting on the proposals to be less than that required by the rules of the NYSE for approval of the proposals, as explained immediately below.

What are the voting requirements to elect directors and approve any other proposal described in the proxy statement?

The voting requirements to elect directors and approve the proposals described in the proxy statement are as follows:

Proposal 1: Election of Directors. The affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy is required for the election of each director nominee named in Proposal 1. This means that the votes cast “for” that nominee must exceed the votes cast “against” that nominee. Any shares not voted (whether by abstention or otherwise) will not be counted as votes cast and will have no effect on the outcome of the vote. In accordance with our Corporate Governance Guidelines, each incumbent nominee will submit, prior to the annual meeting, an irrevocable resignation contingent on the nominee failing to receive the required vote for election and the board accepting the resignation. For more information on the operation of our majority voting standard, see “Election of Directors.” Stockholders may not cumulate votes in the election of directors.

Proposal 2: Stockholders’ Advisory (Non-Binding) Vote on Executive Compensation. The affirmative vote of a majority of the votes cast by stockholders entitled to vote at the annual meeting is required to approve the advisory vote on executive compensation. Broker non-votes are not treated as votes cast. Any shares not voted (whether by abstention or otherwise) will not be counted as votes cast and will have no effect on the outcome of the vote on this proposal.

Proposal 3: Schedule for Advisory (Non-Binding) Votes on Executive Compensation. The board will consider the stockholder preferences for scheduling the advisory vote on executive compensation based on the number of votes cast by stockholders entitled to vote at the annual meeting for each option. Broker non-votes are not treated as votes cast. Any shares not voted (whether by abstention or otherwise) will not be counted as votes cast and will have no effect on the outcome of the vote on this proposal.

Proposal 4: Ratification of Appointment of Auditors. The affirmative vote of a majority of the votes cast by stockholders entitled to vote at the annual meeting is required for the ratification of the appointment of our independent registered public accounting firm in Proposal 4. Any shares not voted

(whether by abstention or otherwise) will not be counted as votes cast and will have no effect on the outcome of the vote on this proposal.

Although the advisory votes on Proposals 2 and 3 are non-binding, as provided by law, our board will review the results of the votes and, consistent with our record of stockholder engagement, will take them into account in making a determination concerning executive compensation and the frequency of such advisory votes.

Who will conduct and pay for the proxy solicitation?

We are soliciting your proxy for the annual meeting and will pay all the costs of the proxy solicitation process. We have retained D.F. King & Co., Inc., a professional proxy solicitation firm, to assist in the solicitation of proxies. D.F. King’s employees and our directors, officers and employees may solicit the return of proxies by personal contact, mail, electronic mail, facsimile, telephone or the internet. We may also issue press releases asking for your vote or post letters or notices to you on our website, www.templeinland.com. Our directors, officers and employees will not receive additional compensation, but will be reimbursed for out-of-pocket expenses. D.F. King will be reimbursed for its expenses in soliciting proxies and, in addition, will receive a proxy solicitation fee not to exceed $12,500. D.F. King expects that approximately 20 of its employees will assist in the solicitation. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation materials to the beneficial owners of our common stock.

Who will count the votes?

Representatives of our transfer agent, Computershare, will tabulate the votes and act as Inspector of Election to certify the results.

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

Security Ownership of Certain Beneficial Owners:

The name, address and stock ownership of each person or group of persons known by us to own beneficially more than five percent (5%) of the outstanding shares of our common stock as of March 10, 2011 follows:

Name and Address of	Amount and Nature of	Percent of
Beneficial Owner	Beneficial Ownership	Class(1)(2)

BlackRock, Inc.	7,734,003	7.17%
40 East 52nd Street New York, NY 10022

(1)	There were 108,290,457 shares of common stock outstanding on March 10, 2011.

(2)	Based solely on information reported on an Amended Schedule 13G/A filed with the SEC on February 9, 2011.

Security Ownership of Management:

The following table sets forth information regarding the beneficial ownership of our common stock as of March 10, 2011 by:

•	each of our directors and nominees for director, including our Chairman and Chief Executive Officer and our President and Chief Operating Officer,

•	our Chief Financial Officer and our three most highly compensated executive officers other than the CEO and CFO, and,

•	all directors and executive officers as a group.

We determined beneficial ownership as reported in the table in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (which we will refer to in this Proxy Statement as the Exchange Act). Unless otherwise indicated, beneficial ownership includes both sole voting and sole dispositive power. Even though SEC rules require reporting of all the shares listed in the table, the directors and executive officers may not claim beneficial ownership of some of these shares. For example, a director or executive officer might not claim ownership of shares owned by a relative. Unless otherwise indicated, the table does not include any shares that may be held by pension and profit-sharing plans of the corporations or endowment funds of educational and charitable institutions for which various directors and officers serve as directors or trustees.

	SECURITY OWNERSHIP OF MANAGEMENT
	Beneficial Ownership(1)				Additional Ownership(2)
					Shares Issuable
					on Stock Options
	Amount and		Beneficial		Exercisable	Restricted Stock	Restricted Stock
	Nature of		Ownership		More than 60	Units and	Units Deferred and
	Beneficial		Percent		Days After	Performance	Payable upon	Total Beneficial and
Beneficial Owner	Ownership		of Class		Record Date	Stock Units(3)	Retirement(4)	Additional Ownership

Directors:
Cassandra C. Carr	22,000	(1)		*			81,267	103,267
E. Linn Draper Jr.	20,000	(1)		*			94,181	114,181
Larry R. Faulkner	20,200	(1)		*			75,378	95,578
Jeffrey M. Heller	20,000	(1)		*			101,830	121,830
J. Patrick Maley III	535,464	(1)		*	300,611	462,093		1,298,168
W. Allen Reed	8,000	(1)		*			101,744	109,744
Doyle R. Simons	633,973	(1)		*	375,763	577,616		1,587,352
Richard M. Smith	30,000	(1)		*			69,395	99,395
Arthur Temple III	792,448	(1)(5)		*			96,250	888,698
R. A. Walker	16,000	(1)		*	4,000		35,050	55,050
Former Director:
Donald M. Carlton	12,000	(1)		*			64,272	76,272
Named Executive Officers:
Randall D. Levy	425,953	(1)		*	165,362	256,681		847,996
Larry C. Norton	140,913	(1)		*	132,956	206,806		480,675
Dennis J. Vesci	194,149	(1)		*	130,804	203,240	10,426	538,619
All Directors and Executive Officers as a Group:
21 persons	3,719,199	(1)(5)	3.2%		1,566,675	2,412,906	729,793	8,428,573

*	Percentage is less than 1% of Temple-Inland common stock outstanding

(1)	Includes the following number of shares of common stock issuable upon the exercise of options exercisable within a period of 60 days from March 10, 2011:

Directors		Options

Cassandra C. Carr		20,000
E. Linn Draper Jr.		—
Larry R. Faulkner		20,000
Jeffrey M. Heller		20,000
J. Patrick Maley III		437,009
W. Allen Reed		6,000
Doyle R. Simons		517,862
Richard M. Smith		20,000
Arthur Temple III		12,000
R. A. Walker		16,000
Former Director:
Donald M. Carlton		10,000
Named Executive Officers:
Randall D. Levy		329,791
Larry C. Norton		130,173
Dennis J. Vesci		170,253
All Directors and Executive Officers as a Group:
Number of Persons	21	2,390,701

(2)	The items included in “Additional Ownership” are not included in the SEC’s definition of “Beneficial Ownership.”

(3)	Restricted stock units and performance stock units vest on the third anniversary from the date of grant if performance criteria are met. Units will be settled in stock or in cash based on the stock price as set forth in the award agreements.

(4)	Restricted stock units deferred through 2005 are payable in shares of common stock at retirement. Restricted stock units deferred in 2006 and later are payable in cash based on the stock price at retirement.

(5)	Includes 2,000 shares owned by certain relatives of Mr. Temple. SEC rules consider these shares to be beneficially owned, but Mr. Temple disclaims any beneficial interest in such shares. These 2,000 shares are the only shares owned by relatives included in the total number of shares owned by all directors and officers as a group (21 persons). Also includes 134,460 shares held in a trust over which Mr. Temple is trustee. Mr. Temple has a future income interest with respect to 67,230 of these shares and a remainder interest with respect to 67,230 of these shares. Also includes 20,166 shares held by various trusts and custodial accounts, with respect to which Mr. Temple has sole voting and dispositive power. Mr. Temple disclaims any beneficial ownership with respect to these 20,166 shares. Includes 157,380 shares held in a trust for Mr. Temple with respect to which he has a present income interest and is also a co-trustee. Does not include 2,565,252 shares of common stock held by the T.L.L. Temple Foundation, a charitable trust, of which Mr. Temple is Chairman of the Board of Trustees. Mr. Temple shares voting and dispositive power of the shares held by the foundation. Mr. Temple disclaims any beneficial ownership with respect to such shares.

Compliance with Section 16(a) of the Exchange Act:

We have not identified any person who failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during the most recent fiscal year or prior fiscal years. For this purpose, we only reviewed Forms 3 and 4, and any amendments to these forms, as well as written representations supplied to us in lieu of Forms 5 under the SEC’s Section 16 rules for the most recent fiscal year.

TRANSACTIONS WITH RELATED PERSONS

There were no material transactions with related persons during 2010.

We maintain a written policy enumerating procedures for the review, approval or ratification, or rejection of any related party transaction. A related party, for purposes of our policy, means:

•	any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer or a nominee for director or executive officer,

•	any person known to be the beneficial owner of more than 5% of our common stock, and

•	any immediate family member of the foregoing persons.

Under the related party transaction policy, any transaction, arrangement or relationship between us and a related party must be reviewed by the Nominating and Governance Committee, except that the following transactions, arrangements or relationships are pre-approved under the policy:

•	compensation arrangements required to be reported under the director or executive compensation sections of the proxy statement,

•	business expense reimbursements,

•	transactions with an entity in which the related party owns less than 10% of the other entity, is a director only, or is not an executive officer, and

•	indebtedness for transactions in the ordinary course of business.

There are no transactions required to be reported above since the beginning of our fiscal year where the related party policies and procedures did not require review, approval or ratification or where the policies and procedures were not followed.

CODE OF ETHICS

All of our directors, officers and employees are required to abide by our Standards of Business Conduct and Ethics. This code covers all areas of professional conduct, including conflicts of interest, unfair or unethical use of corporate opportunities, protection of confidential information, compliance with all applicable laws and regulations, and oversight and compliance. Our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer & Treasurer, Chief Governance Officer, Vice President Investor Relations & Treasury, and Corporate Controller (Principal Accounting Officer) are also required to abide by the Code of Ethics for Senior Financial Officers. These ethics codes form the foundation of a comprehensive program of compliance with our corporate policies and procedures to ensure that our business is conducted ethically and in strict adherence to all laws and regulations applicable to us. Our directors, officers and employees are not to tolerate violations of the standards set out in our ethics codes, and are responsible for reporting any violation, including situations or matters that may be considered to be unethical or a conflict of interest under the ethics codes.

The full texts of the Standards of Business Conduct and Ethics and Code of Ethics for Senior Financial Officers are available under the “Investor Relations — Corporate Governance” section of our website at www.templeinland.com. Any future amendments to either of these codes, and any waiver of the Code of Ethics for Senior Financial Officers and of certain provisions of the Standards of Business Conduct and Ethics for directors or executive officers will be disclosed on our website promptly following the amendment or waiver.

CORPORATE GOVERNANCE

Director Independence:

The board of directors has determined that the following directors meet its independence standards: Cassandra C. Carr, E. Linn Draper, Jr., Larry R. Faulkner, Jeffrey M. Heller, W. Allen Reed, Richard M. Smith, Arthur Temple III and R.A. Walker. Messrs. Simons and Maley do not meet the independence standards because they are our employees. The board’s independence standards are described in our Corporate Governance Guidelines. The board defines independence as meeting the requirements to be considered independent directors as defined under the current rules of the NYSE. The board has established the following additional guidelines to assist it in determining director independence:

•	If not otherwise prohibited by the rules of the NYSE, any commercial or charitable relationship that is not required to be reported in the proxy statement to stockholders will not be considered a material relationship that would impair a director’s independence.

•	To serve as a member of any committee of the board, the director must meet any additional requirements of independence set forth in the committee’s charter or applicable law.

In making its determination that our non-employee directors are independent, the board considered all transactions with companies of which its directors are executive officers or 10% stockholders, which in 2010 included:

•	Sales of building materials, lumber and fiberboard to Contractor’s Supplies, Inc. (in which Mr. Temple and his immediate family own approximately 11% of its outstanding capital stock);

•	Repair services performed by Demco Manufacturing Company (in which Mr. Temple is a director, officer and owns 66 2/3% of its outstanding capital stock); and,

•	Payment of management fees by Diboll Leasing Company (a partnership in which Mr. Temple and his immediate family own interests totaling approximately 25%) to a railroad subsidiary of the Company that collects rentals and repair costs on rail cars and passes them through to Diboll Leasing.

The board believes that none of these transactions affected any director’s independence because each transaction was in the ordinary course of business and the transactions do not exceed the greater of $1 million or 2% of either company’s consolidated gross revenues.

There is no family relationship between any of our nominees, continuing directors, or executive officers.

Board Meetings:

During 2010, the board of directors met 4 times. Each director attended at least 75% of the aggregate of the total number of meetings of the board of directors and the total number of meetings held by all committees of the board on which he or she served. Health permitting, all board members are expected to attend our annual meeting of stockholders. In 2010, all board members attended the annual meeting of stockholders. The board holds regularly scheduled executive sessions of the board with only non-management directors present. A session with only independent directors was held in conjunction with each of the four regularly scheduled board meetings in 2010. The lead director, Dr. Draper, presided over the non-management executive sessions.

Committees of the Board of Directors:

The board performs a number of its functions through committees. All members and chairs of our Audit Committee, Management Development and Executive Compensation Committee, and Nominating and Governance Committee are independent directors under the current rules of the NYSE. Each committee’s charter expressly provides that the committee has the sole discretion to retain, compensate, and terminate its advisors. Current copies of the charters of our Audit Committee, Compensation Committee, and Nominating and Governance Committee are available on our website at www.templeinland.com. Information about these committees follows:

Audit Committee:

The responsibilities of the Audit Committee are to assist the board in its oversight of:

•	the integrity of our financial statements;

•	compliance with legal and regulatory requirements;

•	the independent registered public accounting firm’s qualifications and independence; and

•	the performance of the internal audit function and independent registered public accounting firm.

The Audit Committee is also responsible for preparing the report that the rules of the SEC require be included in the annual proxy statement.

The Audit Committee has the sole authority to retain and terminate any audit consultants or other professional advisors, including the independent registered public accounting firm. The board has determined that there are at least two Audit Committee financial experts serving on the Audit Committee, Mr. Heller and Mr. Walker, who are independent directors. In addition, the board has determined that all members of the Audit Committee are financially literate and independent as defined in the NYSE Corporate Governance Standards. The members of the Audit Committee are Mr. Heller (Chairman), Ms. Carr, Dr. Faulkner, Mr. Reed, Mr. Smith, Mr. Temple, and Mr. Walker. The Audit Committee met 5 times in 2010.

Compensation Committee:

The responsibilities of the Compensation Committee are:

•	review and approve corporate goals and objectives relevant to CEO compensation, evaluate the CEO’s performance in light of those goals and objectives, and together with the other independent directors determine and approve the CEO’s compensation level based on this evaluation;

•	make recommendations to the board with respect to non-CEO executive officer compensation, incentive compensation plans and equity-based plans that are subject to board approval;

•	review and discuss with management the Company’s compensation discussion and analysis to be included in the Company’s annual proxy statement or annual report on Form 10-K filed with the SEC; and

•	prepare the disclosure that the rules of the SEC require to be included in the annual proxy statement.

The Senior Vice President/Corporate Secretary and the CEO recommend executive compensation amounts and programs to the Compensation Committee, except that the CEO does not participate in discussions regarding his own compensation. Aon Hewitt, a compensation consultant, is engaged by the Compensation Committee to provide market data regarding executive compensation and advice about proposed compensation programs and amounts. The Compensation Committee obtains specific data from Aon Hewitt upon request. The Compensation Committee also invites an Aon Hewitt representative to attend meetings of the committee from time to time. The Compensation Committee meets with the Aon Hewitt representative in executive session periodically. Once the full board approves any compensation recommendations of the Compensation Committee, administration of the compensation programs is delegated to the Senior Vice President/Corporate Secretary.

The Compensation Committee has the sole authority to retain and terminate any compensation consultant or other professional advisors. The members of the Compensation Committee are Dr. Draper (Chairman), Ms. Carr, Mr. Heller and Mr. Smith. The board has determined all of these directors are independent as defined in the NYSE Corporate Governance Standards. The Compensation Committee met 6 times in 2010.

Compensation Committee Interlocks and Insider Participation:

There are no compensation committee interlocks among the members of the board, and no member of the Compensation Committee has a transaction reported under Certain Relationships and Related Transactions.

Nominating and Governance Committee:

The responsibilities of the Nominating and Governance Committee are:

•	consider and make recommendations to the board of directors concerning the appropriate size, functions, and needs of the board of directors and identify and recommend candidates to fill positions on the board of directors;

•	recommend the director compensation program to the board;

•	develop and recommend to the board the corporate governance practices to be followed by the Company; and

•	oversee the evaluation of the board.

The Senior Vice President/Corporate Secretary and the CEO recommend director compensation amounts and programs to the Nominating and Governance Committee. Aon Hewitt is engaged by the Nominating and Governance Committee to provide market data regarding director compensation and advice about proposed director compensation programs and amounts. The Nominating and Governance Committee obtains specific data from Aon Hewitt on an annual basis and at other times upon request. The Nominating and Governance Committee also invites an Aon Hewitt representative to attend meetings of the committee from time to time. The Nominating and Governance Committee meets with the Aon Hewitt representative in executive session periodically. Once the full board approves any director compensation recommendations of the Nominating and Governance Committee, administration of the compensation programs is delegated to the Senior Vice President/Corporate Secretary.

The Nominating and Governance Committee has the sole authority to retain and terminate any search firms, consultants, lawyers, accountants, or other professional advisors. The members of the Nominating and Governance Committee are: Dr. Faulkner (Chairman), Mr. Reed, Mr. Temple, and Mr. Walker. The board has determined all of these directors are independent as defined in the NYSE Corporate Governance Standards. The Nominating and Governance Committee met 4 times in 2010.

Executive Committee:

The Executive Committee may exercise all the authority of the board in the management of our business except:

•	matters related to the composition of the board;

•	changes in the Bylaws; and

•	certain other significant corporate matters.

The members of the Executive Committee are the Chairman of the Board, who serves as Chairman of the Executive Committee (Mr. Simons), the Lead Director (Dr. Draper) and the Chairman of each standing committee of the board. The members of the Executive Committee are: Mr. Simons, Dr. Draper, Dr. Faulkner and Mr. Heller. The Executive Committee did not meet in 2010.

Communication with Directors:

Stockholders and other interested parties may communicate with non-management directors by forwarding their written comments to an independent third party that has agreed to forward the comments to Dr. Draper, our Lead Director, with a copy to our General Counsel. The independent third party is The Network and such comments may be mailed to:

The Network
333 Research Court
Norcross, GA 30092
Attention: Call Center — Temple-Inland

Alternatively, interested parties may send comments to The Network at www.tnwinc.com/webreport.

Any changes in the Lead Director or the independent third party for purposes of communicating with the Lead Director after publication of this Proxy Statement will be posted on our website at www.templeinland.com.

Our Leadership Structure:

Our board has chosen to combine the positions of Chairman of the Board and Chief Executive Officer. When our board elected Mr. Simons as Chairman and CEO at the end of 2007, it evaluated alternative board structures and determined a combined Chairman and CEO to be the best structure for Temple-Inland. It was especially important following our restructuring at the end of 2007 that we have a clear leader with the authority to enact our strategy. Temple-Inland has been successful in executing its strategy over the past three years. Our board also believes that a single Chairman and CEO is able to serve most effectively as a bridge between management and the board, ensuring that both act with a common purpose to serve the stockholders. The combined role fosters efficiency and effectiveness in leadership and ensures that we communicate to stockholders and other constituents with a unified voice. Mr. Simons is able to dedicate the appropriate amount of time to his Chairman and CEO responsibilities because we have an effective President and Chief Operating Officer who assumes many operational responsibilities.

The board has adopted strong governance principles to ensure that an appropriate balance of power exists between the independent members of the board and management, including:

•	appointment of a Lead Director;

•	requiring a majority of independent directors;

•	only independent directors serving on all board committees;

•	non-management executive sessions at each board meeting; and

•	only independent directors evaluating the CEO’s performance annually and approving the CEO’s pay.

Dr. Draper currently serves as our Lead Director. In appointing an independent lead director, the board considered it to be useful and appropriate to designate an independent director to serve in a lead capacity to coordinate the other activities of the independent directors and to perform such other duties and responsibilities as the board of directors may determine. Specifically, those duties include:

•	advise the Chairman as to an appropriate schedule of board meetings, seeking to ensure that the independent directors can perform their duties responsibly while not interfering with operations;

•	provide the Chairman with input as to the preparation of the agendas for the board and committee meetings and assuring that there is sufficient time for discussion of all agenda items;

•	advise the Chairman as to the quality, quantity and timeliness of the flow of information from management that is necessary for the independent directors to perform their duties effectively and responsibly. Although management is responsible for the preparation of materials for the board, the Lead Director may specifically request the inclusion of certain material;

•	recommend to the Chairman the retention of consultants who report directly to the board of directors;

•	interview all board candidates, and make recommendations to the Nominating and Governance Committee and the board of directors;

•	assist the board of directors and our officers in assuring compliance with and implementation of the Company’s Corporate Governance Guidelines;

•	have the authority to call meetings of the independent directors and develop the agenda for and moderate any such meetings and executive sessions of the independent directors;

•	act as principal liaison between the independent directors and the Chairman on sensitive issues;

•	evaluate, along with the members of the full board, the CEO’s performance and meet with the CEO to discuss the board’s evaluation; and

•	work with the Nominating and Governance Committee to recommend the membership of the various board committees, as well as selection of the committee chairs.

To protect against entrenchment, our board has also imposed term limits on the Lead Director to ensure the independence of the position, as outlined in our Corporate Governance Guidelines.

Risk Oversight:

We face a variety of risks, including strategic risk, liquidity risk, and operational risk. Our board’s role is to oversee senior management’s process to identify and manage the material risks we face. Our management regularly considers risk as part of its strategic and operating decision-making process, and discusses these risks with the board. Annually, our management conducts an enterprise risk management review that is coordinated by our Internal Audit Department using the framework of the Committee of Sponsoring Organizations of the Treadway Commission. Management reviews the enterprise risk management processes with our Audit Committee and our significant risks with the board. The Audit Committee oversees management’s handling of risks related to financial reporting. The Audit Committee has direct access to the Vice President, Internal Audit at regular meetings and in executive sessions outside the presence of other management. The Audit Committee engages in regular discussions of environmental risk with our Vice President, Environment, Health and Safety. The Nominating and Governance Committee engages in regular discussions of legal, regulatory, public policy, and governance risks with our Chief Governance Officer, our Chief Administrative Officer, and our General Counsel. In addition, the Compensation Committee oversees management’s compensation risk management activities, including an annual compensation risk assessment, and engages in regular discussions of compensation risk with our Senior Vice President/Corporate Secretary.

DIRECTOR COMPENSATION

Our director compensation program is designed to recognize the time commitment and preparations required for directors to fulfill their responsibilities. Our program also aligns director compensation with stockholder returns. Alignment with stockholders is emphasized through stock ownership requirements and an annual restricted stock unit grant.

2010 Director Fee Schedule

Annual Retainer Fee		$70,000	Covers 5 board meetings and 5 meetings for each committee per year
Meeting Fee		$2,500	Each additional meeting in excess of 5 board meetings and 5 meetings for each committee per year
Lead Director Annual Retainer Fee		$20,000
Audit Committee Chairman Annual Retainer Fee		$20,000
Other Committee Chairman Annual Retainer Fee		$12,500
Committee Member Annual Retainer Fee		$7,500
Stock Option Grant		20,000	Upon initial election to the board
Annual Restricted Stock Unit Grant		$90,000	Payment deferred until retirement
Matching Gift to Charity	Up to $	3,000	Funded by the Temple-Inland Foundation

Initial Stock Option Grant: Directors receive a grant of 20,000 options at the time of their initial election to the board. Options are granted at fair market value on the grant date, which is the date of the board meeting at which the director is elected. The options vest in three installments: 8,000 shares on the first anniversary, 8,000 shares on the second anniversary, and 4,000 shares on the third anniversary of the date of election. The option term is ten years. We do not have any program, plan or practice to time option grants to our directors in coordination with the release of material non-public information. We do not set the grant date of stock option grants to new directors in coordination with the release of material non-public information. We do not time our release of material non-public information for the purpose of affecting the value of director compensation.

Stock Ownership Guidelines: Directors are required to hold Temple-Inland stock valued at five times their annual retainer fee under the board’s stock ownership guidelines within five years of their election to the board. This stock ownership policy is contained in our Corporate Governance Guidelines. Shares of stock owned by the directors and their immediate family members count toward this requirement. Restricted stock units also count toward this requirement. All our independent directors currently meet these ownership requirements.

Restricted Stock Units: To encourage economic alignment with stockholders, approximately one-half of the annual director compensation is paid in the form of restricted stock units deferred until retirement. Each quarter, one quarter of the annual grant ($22,500) is allocated to the directors’ accounts. The number of restricted stock units is determined by dividing the quarterly amount by the fair market value of Temple-Inland’s stock on the date deferred. Dividend equivalents are credited on the restricted stock units equal to the amount of dividends Temple-Inland pays on its common stock. Dividend equivalents are paid to the directors in cash. At retirement, the director will receive stock for fees deferred through 2005 and cash for fees deferred beginning in 2006 in payment of the restricted stock units. Cash payments will be based on the fair market value of the stock on the payment date. Fair market value in all cases is equal to the closing price of Temple-Inland stock on the NYSE on the applicable date. The director does not get any payment until retirement. Payment may be taken in a lump sum or in up to fifteen annual installments. Directors may retire at any time, but must retire by the annual meeting following their 72nd birthday.

Fee Deferral Plan: Fees may be taken in cash or may be deferred until retirement. Deferred fees accrue interest payable at retirement equal to 120% of the quarterly applicable federal long-term rate published by the IRS.

Frozen Retirement Plan: There is no retirement plan for directors except for a plan that was discontinued in 2000. Under that plan, the following directors will receive at retirement $35,000 per year for the following number of years as a retirement benefit: Mr. Reed — 1 year and Mr. Temple — 17 years. Retirement benefits will be paid to the surviving spouse if the director does not live to receive the full payment, and terminate if the spouse does not live to receive the remaining payment. This plan was discontinued in 2000 and no additional accruals are made under this plan.

Change in Control Provision: The directors’ restricted stock units, fee deferral plan and the frozen directors’ retirement plan contain provisions for accelerating payment in the event the director’s service terminates due to a change in control, along with a gross-up provision in the event the director is required to pay excise tax on the accelerated payment.

Charitable Contributions: Directors are eligible for the Temple-Inland Foundation’s matching gifts program, which matches donations made by employees and directors in 2010 on a 1-for-1 basis up to a maximum match of $3,000.

Insurance and Indemnification: Directors are covered under our business travel accident insurance policy for $100,000 while traveling on our business. Directors are also covered under our director and officer liability insurance policies for claims alleged in connection with their service as a director. We have entered into indemnification agreements with each of our outside directors agreeing to indemnify them to the fullest extent permitted by law for claims alleged in connection with their service as a director.

2010 Director Compensation: Messrs. Simons and Maley receive no compensation for their services as directors other than their employee pay. We computed the value of fees earned by our non-employee directors using SEC rules which require us to calculate the value of the restricted stock units acquired through deferral of fees using the stock price on the date the fees are earned. However, directors do not receive any payment of the deferred fees until they retire. At retirement, a director receives actual shares of common stock and cash equal in value to the restricted stock units held in his or her account. The value of the shares and cash to be paid at the time the director retires may be different than the value of restricted stock units awarded at the time the fee is earned. The following table shows the compensation our directors received for 2010:

		2010 DIRECTOR COMPENSATION
Director	Fees Earned or		All Other
Current Directors:	Paid in Cash(1)	Stock Awards(2)	Compensation(3)	Total

Cassandra C. Carr	$80,031	$89,969		$170,000
E. Linn Draper Jr.	$112,531	$89,969	$6,000	$208,500
Larry R. Faulkner	$83,781	$89,969		$173,750
Jeffrey M. Heller	$100,031	$89,969		$190,000
W. Allen Reed	$77,531	$89,969		$167,500
Richard M. Smith	$80,031	$89,969	$6,000	$176,000
Arthur Temple III	$77,531	$89,969	$6,000	$173,500
R. A. Walker	$77,531	$89,969		$167,500
Former Director:
Donald M. Carlton	$45,014	$44,986	$31,000	$121,000

(1)	Dr. Draper and Mr. Heller deferred all fees, and their fees will be paid following retirement.

(2)	Includes the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codificationtm (FAS ASC Topic 718 — Stock Compensation), applying the same valuation model and assumptions used for financial reporting purposes as outlined in Note 11 to our consolidated financial statements contained in our 2010 Annual Report, disregarding the estimate of forfeitures related to service-based vesting conditions. The fees shown in Stock Awards consist of fees that were earned in 2010 but deferred until retirement. At year-end 2010, the directors held the following aggregate number of deferred restricted stock units:

Director	Deferred Restricted
Current Directors	Stock Units

Cassandra C. Carr	80,345
E. Linn Draper Jr.	93,259
Larry R. Faulkner	74,456
Jeffrey M. Heller	100,908
W. Allen Reed	100,822
Richard M. Smith	68,473
Arthur Temple III	95,328
R. A. Walker	34,128
Former Director
Donald M. Carlton	64,272

At fiscal year end, the directors held the following aggregate number of stock options:

Director
Current Directors	Stock Options

Cassandra C. Carr	20,000
E. Linn Draper Jr.	—
Larry R. Faulkner	20,000
Jeffrey M. Heller	20,000
W. Allen Reed	6,000
Richard M. Smith	20,000
Arthur Temple III	12,000
R. A. Walker	20,000
Former Director
Donald M. Carlton	10,000

Expiration dates for these options range from 2012 through 2020. To see option exercise prices, vesting dates, and terms for each director’s options, you may look at his or her latest Form 4 under Investor Relations, SEC Filings, on our website at www.templeinland.com.

(3)	The amounts in All Other Compensation consist of matching charitable donations of $6,000 made by the Temple-Inland Foundation (for grants made in 2009 when the match amount was $6,000), and a $25,000 charitable contribution to honor Dr. Carlton on his retirement.

Selection of Nominees:

Our Nominating and Governance Committee selects nominees on the basis of recognized achievements and their ability to bring various skills and experience to the deliberations of the board, as described in more detail in the Corporate Governance Guidelines. Non-employee director nominees must be independent as defined in the listing standards of the NYSE and SEC regulations. Nominees must not have a prohibited conflict of interest with our business or ownership. Priority will be given to individuals with outstanding business experience who have served, or may serve, as the chief executive officer of a company.

Our Nominating and Governance Committee considers director candidates recommended by the directors. After reviewing a potential director’s qualifications, a suitable candidate will be invited to meet with the CEO, Lead Director, Chair of the Nominating and Governance Committee, and full board to determine further interest. As set forth in our Governance Guidelines, diversity is one of the factors considered by our board in evaluating nominees for director. We implement this policy by seeking recommendations from our current directors of persons who fulfill our requirements and who have diverse characteristics. Although we are pleased with the effectiveness of our selection of candidates with diverse skills, backgrounds, ages, and other characteristics, the board is committed to identifying candidates with diverse race and gender.

Our Nominating and Governance Committee will also consider director candidates recommended by stockholders who are entitled to vote for the election of directors at the stockholders’ meeting. In considering candidates submitted by stockholders, the Nominating and Governance Committee will take into consideration the needs of the board and the qualifications of the candidate. Under our corporate governance guidelines, the Nominating and Governance Committee may establish procedures, from time to time, regarding stockholder submission of candidates. A stockholder’s director candidate recommendation must include the following information:

•	the name and address of the stockholder making the recommendation and evidence of his or her beneficial ownership of Temple-Inland common stock, including the number of shares and period of ownership, and

•	the name of the candidate, the candidate’s résumé or a listing of his or her qualifications to be a director of the Company and the person’s consent to be named as a director if selected by the Nominating and Governance Committee and nominated by the board.

We may require a stockholder-recommended candidate to furnish such other information as may reasonably be required by us to determine the eligibility of the proposed nominee to serve as a director.

In addition, stockholders may also nominate director candidates by following the procedures described in the Company’s Bylaws. For information regarding the deadlines and procedures for director nominations by stockholders, please see “Date for Receipt of Stockholder Proposals and Nominations”.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Bylaws specify that the board of directors will establish by vote how many directors will serve on the board. The Bylaws also provide that the directors will be divided into three classes, which will as nearly as possible be equal in size. The board of directors has set the number of directors at ten, with two classes of three directors each and one class of four directors.

Pursuant to our Bylaws, a director nominee is elected if the number of votes cast “for” the nominee exceeds the number of votes cast “against” the nominee. In contested elections (that is, those in which the number of nominees exceeds the number of directors to be elected), the voting standard will be a plurality of votes cast, which means that the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting.

In the event that a director does not receive the requisite majority of votes cast “for” his or her election, that director is required by our resignation policy to resign (please see the director resignation policy set forth in the Corporate Governance Guidelines available on our website at www.templeinland.com). Therefore, prior to each annual meeting of stockholders, director nominees will submit an irrevocable resignation contingent on the nominee failing to receive the required vote for election and the board accepting the resignation. If a nominee fails to receive the required vote for election, the Nominating and Governance Committee will make a recommendation to the board on whether to accept or reject the resignation. The board will act on the committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. The director whose resignation is under consideration will not participate in the committee’s or board’s decision. If a resignation is not accepted by the board, the director will continue to serve. If the failure of a nominee to be elected at the annual meeting results in a vacancy on the board, that vacancy can be filled by action of the board. The policy also provides that the board shall nominate for election or re-election as directors only candidates who agree to tender irrevocable resignations consistent with the policy, and the board shall fill director vacancies and new directorships only with candidates who agree to tender the same form of resignation tendered by other directors.

Nominees:

Unless you specify otherwise on your proxy, the persons named in such proxy intend to vote for the election of the nominees listed below to serve as directors.

Except as noted otherwise, directors will serve for a term of three years, or until their replacements are duly elected and meet all requirements. All nominees are presently serving as directors. After review of their qualifications, the Nominating and Governance Committee recommended them as nominees to the full board, and the full board subsequently voted unanimously to recommend them to the stockholders as nominees. We did not pay a fee to any third party to identify or evaluate or to assist in identifying or evaluating potential nominees.

Each of the nominees has consented to being named in the Proxy Statement and to serve if elected. If any nominee becomes unavailable to serve, however, the persons named in the enclosed form of proxy intend to vote the shares represented by the proxy for the election of such other person or persons as may be nominated or designated by the board, unless they are directed by the proxy to do otherwise.

In selecting our directors, we reviewed their specific experience, qualifications, attributes, and skills both individually and as a group. Our inside directors were selected for their knowledge of our industry, their leadership roles within our Company, and their experience managing our business. Some of the attributes that led us to the conclusion that the following individuals should serve as our directors, in light of our business and structure, are set forth in their biographies below.

Nominees for Directors to Be Elected at the 2011 Annual Meeting of Stockholders to Serve Until 2014:

Name and Year First Elected	Principal Occupation and Other Information

Larry R. Faulkner 2005	Dr. Faulkner, 66, has served as President of Houston Endowment Inc., one of the largest private foundations in Texas, since February 2006. Dr. Faulkner served as President of The University of Texas from April 1998 until January 2006. He was previously Provost and Vice Chancellor for Academic Affairs, Dean of the College of Liberal Arts and Sciences, and Head of the Department of Chemistry at the University of Illinois at Urbana-Champaign. Dr. Faulkner serves on the boards of ExxonMobil Corporation (2008) and the Lyndon Baines Johnson Foundation (1998). Dr. Faulkner also served as a director with Guaranty Financial Group from 2007 to 2009. Dr. Faulkner currently serves on our Nominating and Governance (Chair) and Audit Committees. Dr. Faulkner has experience as a leader of billion-dollar organizations, professional expertise in the materials industries, national service as chair of a Presidential panel on mathematics education and as a board member of ExxonMobil Corporation and Sandia National Laboratories, knowledge of national infrastructure issues as Chair of the Board of Internet 2, and over a decade of combined service on public company boards.

Jeffrey M. Heller 2004	Mr. Heller, 71, served as Vice Chairman of Electronic Data Systems, Inc. (EDS) from October 2006 until September 2008. Mr. Heller rejoined EDS in March 2003 after a brief retirement, served as President and Chief Operating Officer until October 2005, and as President until October 2006. Mr. Heller previously served as Vice Chairman of EDS from November 2000 until retirement in February 2002. Mr. Heller is also a director of Mutual of Omaha (1998). Mr. Heller currently serves on our Compensation, Audit (Chair), and Executive Committees. In addition to executive and operating responsibility for EDS, Mr. Heller designed, developed, implemented and operationally supported financial reporting systems for EDS as well as for large corporate and government customers, has supervised CFO and audit functions, and has chaired and served as a member of audit committees for other public companies. Mr. Heller will retire at the May 2012 annual stockholders meeting.

Doyle R. Simons 2007	Mr. Simons, 47, became our Chairman of the Board and Chief Executive Officer in December 2007. He was previously named Executive Vice President in February 2005 following his service as Chief Administrative Officer since November 2003. Mr. Simons served as Vice President, Administration from November 2000 to November 2003 and Director of Investor Relations from 1994 through 2000. Mr. Simons joined Temple-Inland in 1992. He is also a director of Fiserv, Inc. (2007). Mr. Simons has broad industry experience and financial and legal expertise.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF
MESSRS. FAULKNER, HELLER AND SIMONS AS DIRECTORS OF TEMPLE-INLAND.

Continuing Directors:

The following information is provided with respect to directors who will continue to serve as directors until the expiration of their terms.

Directors to Serve Until the 2012 Annual Meeting of Stockholders:

Name and Year First Elected	Principal Occupation and Other Information

Cassandra C. Carr 2004	Ms. Carr, 66, is Senior Advisor, Public Strategies, Inc. (2002). Public Strategies, Inc. is a strategic consulting and communications firm which manages campaigns around issues affecting businesses. Ms. Carr was Senior Executive Vice President, External Affairs, SBC Communications, Inc., San Antonio, TX (telecommunications) from October 1998 through March 2002, and Senior Vice President, Human Resources from May 1994 through September 1998. Ms. Carr was a director of YRC Worldwide Inc. from 1997 to 2010. Ms. Carr currently serves on our Compensation and Audit Committees. Ms. Carr has extensive expertise in finance, human resources, and executive compensation matters as well as public relations.

Richard M. Smith 2006	Mr. Smith, 65, is President of Pinkerton Foundation, a New York-based non-profit organization, and former Chairman of Newsweek. Until December 2007, Mr. Smith served as Editor-in-Chief of the magazine since 1984 and CEO (1991 through 2007). He became Chairman in March 1998. Mr. Smith was Chairman of the Magazine Publishers of America (MPA) from 1996 to 1997 and the founding chairman of the MPA’s New Media Committee. In 2002, he received the magazine industry’s highest honor, the Henry Johnson Fisher Award for Lifetime Achievement. He is also a former board member of the American Society of Magazine Editors. Mr. Smith is also a director of Forestar Group Inc. (2007) and Talkmarket.com (2009), and director and non-executive chairman of Merryck & Co. (2010), a leading CEO mentoring firm. Mr. Smith currently serves on our Compensation and Audit Committees. Mr. Smith has knowledge of major political, economic and social trends, as well as expertise on the subject of leadership and governance.

Arthur Temple III 1983	Mr. Temple, 69, is Chairman of the Board of First Bank & Trust, East Texas (FB&T), a position he has held since March 1992. FB&T is a locally owned community bank headquartered in Diboll, Texas. FB&T is owned by Diboll Bancshares, Inc., a locally-owned bank holding company. Since November 2000, Mr. Temple has also served as Chairman of the T.L.L. Temple Foundation, a charitable foundation. Mr. Temple served as Chairman of the Board of Exeter Investment from 1975 to early 1982 and from March 1986 until June 2002. From 1973 until 1980 Mr. Temple served as a member of the Texas legislature and from January 1981 until March 1986 he served as a member and Chairman of the Railroad Commission of Texas, which regulates mineral resources in Texas. Mr. Temple currently serves on our Nominating and Governance and Audit Committees. Mr. Temple brings knowledge of the industry as well as legislative background to the board.

Name and Year First Elected	Principal Occupation and Other Information

R.A. Walker 2008	Mr. Walker, 54, is President and Chief Operating Officer of Anadarko Petroleum Corporation, having joined the company in 2005 as Senior Vice President and Chief Financial Officer. Prior to joining Anadarko, he was a Managing Director for the Global Energy Group of UBS Investment Bank from 2003 to 2005. He is a director of Centerpoint Energy, Inc. (2010) and Western Gas Holdings, LLC, a subsidiary of Anadarko and general partner to Western Gas Partners, LP., having previously served as the Chairman of the Board of this company until 2009. Mr. Walker also serves on the Board of Trustees for the United Way of Greater Houston and the Houston Museum of Natural Science. Mr. Walker currently serves on our Nominating and Governance and Audit Committees. Mr. Walker brings financial and energy expertise to the board, has supervised CFO and audit functions, and has chaired and served as a member of audit committees for other public companies.

Directors to Serve Until the 2013 Annual Meeting of Stockholders:

Name and Year First Elected	Principal Occupation and Other Information

E. Linn Draper, Jr. 2004	Dr. Draper, 69, served as Chairman of the Board of American Electric Power Company Inc. from April 1993 until his retirement in February 2004 and also served as President and CEO from April 1993 until December 2003. Dr. Draper also served as President of Ohio Valley Electric Corporation and Indiana-Kentucky Electric Corporation from 1992 until March 2004. Dr. Draper is a director of Northwestern Energy Corporation (2004), Alpha Natural Resources (2004), Alliance Data Systems (2005), and TransCanada Corporation (2005). Dr. Draper currently serves as our Lead Director and serves on our Compensation (Chair) and Executive Committees. Dr. Draper has expertise in energy, risk management, executive compensation, and public company operations, has supervised CFO and audit functions, and has chaired and served as a member of compensation committees for other public companies.

J. Patrick Maley III 2007	Mr. Maley, 49, became our President and Chief Operating Officer in December 2007. He was previously named Executive Vice President — Paper in November 2004 following his appointment as Group Vice President in May 2003. Prior to joining Temple-Inland, Mr. Maley served in various capacities from 1992 to 2003 at International Paper. Mr. Maley brings extensive industry and operating experience to the board.

Name and Year First Elected	Principal Occupation and Other Information

W. Allen Reed 2000	Mr. Reed, 64, retired as Chairman of General Motors Asset Management Corporation in April 2006. Mr. Reed served as President and Chief Executive Officer of GMAMC from July 1994 until December 31, 2005. He also served as Chairman and CEO of the GM Trust Bank and as a Corporate Vice President of General Motors Corporation until December 31, 2005. Since 2006, Mr. Reed has been a private investor. He is currently a director of Legg Mason, Inc. (2006), 180 mutual funds in the Morgan Stanley Mutual Funds complex (2006), and the Auburn University Foundation Fund (2007). Mr. Reed also serves as a Senior Advisor to Aetos Capital, a private real estate and alternative investments firm. Mr. Reed currently serves on our Nominating and Governance and Audit Committees. Mr. Reed brings extensive financial and governance expertise to our board, having served as one of the nation’s top pension executives for GM and having served on the NYSE Board of Executives.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary:

During 2010, the Compensation Committee continued to review and improve our executive compensation programs to ensure that we provide appropriate incentives and rewards based upon our pay-for-performance objectives of maximizing ROI and profitably growing our business. The executive compensation programs in place during 2010 operated as intended as evidenced by our continued improvement in ROI since we launched the new Temple-Inland in January 2008.

To further strengthen our pay-for-performance culture and improve our compensation governance practices, in 2010 the Committee:

•	increased the performance/time vested ratio of our long-term incentives to 60%/40%

•	adopted a hedging policy, and

•	expanded our clawback policy.

A summary of our compensation governance practices is on page 29.

Our compensation program includes an appropriate balance of short-term and long-term performance periods, significant stock ownership, vesting schedules that extend beyond retirement, and strong governance controls. In combination, we believe that these elements tie our executive compensation to our sustained long-term performance. The Compensation Committee has reviewed compensation policies and practices applicable to our executives and employees and concluded that they are unlikely to create any material risks to the Company. As we move forward, the Compensation Committee will continue to monitor trends and developments to ensure that we provide appropriate incentives to drive performance and attract and retain top executive talent to serve the best interests of our stockholders.

Our compensation philosophy:

Our two key objectives are to maximize ROI and profitably grow our business. Our compensation program is designed to attract and retain executives, and appropriately motivate and reward them for maximizing ROI and profitably growing our business. It is also designed to be transparent, easy to explain and easy to understand.

We are focused on maximizing ROI because we fundamentally believe there is direct correlation between ROI and stockholder value. We will look for opportunities to profitably grow our business because we can create additional value for stockholders through disciplined growth focused on ROI. We believe accomplishing these objectives creates value for our stockholders.

Our compensation program and pay mix:

The primary elements of our compensation program are:

Compensation Elements	Primary Purpose	Performance Measure	Measurement Period

Salary	Attract and retain	Annual evaluation	1 Year
Annual Incentive Bonus	Motivate and reward performance	ROI and profitable growth/lower cost	1 Year
Long-term Incentives
RSUs	Motivate and reward performance	Time vested with minimum ROI threshold	3 Years
PSUs	Motivate and reward performance	ROI vs. Peers; no payout if in bottom half	3 Years
Options	Motivate and reward performance	Stock price	10 Years
Retirement Benefits	Attract and retain; reward performance	Formula includes salary & bonus	Career
Change in Control Agreements	Attract and retain	None	None

Our Compensation Committee determines total compensation and the mix of elements based on competitive data, our philosophy, and their best judgment. Year to year, the exact allocation between elements may vary and we do not use specific formulas to determine the weighting of each element of compensation, but the overall mix is strongly weighted to pay-for-performance with a long-term focus in accordance with our philosophy.

We believe a significant portion of executive compensation should be performance based, and performance-based pay generally averages about 80% of our senior executives’ annual compensation, as shown below for our CEO:

Incentive bonus awards reward performance based primarily on consolidated ROI for corporate executives and segment ROI for segment executives, along with other achievements such as lowering cost and profitable growth. Long-term incentives reward performance utilizing absolute ROI, relative ROI versus peer group, and stock price as performance measures. Both annual incentive awards and long-term incentive awards are designed to align the executives’ interests with our business strategy and motivate performance to maximize ROI and profitably grow our business.

We believe a majority of our pay should have a long-term focus. Our pay mix emphasizes our long-term pay-for-performance philosophy by providing above average value opportunity through our long-term incentive compensation program for above average performance. Our restricted stock units and performance stock units have a minimum 3-year vesting cycle and our options vest ratably over 4 years with a 10-year exercise period. When executives retire, RSUs and PSUs are paid out in the 2 years following retirement only if performance criteria are met over the full cycle of the award. The 3 executives in our special SERP have a 15-year vesting period.

How each element of compensation is determined:

Our Compensation Committee uses an independent compensation consultant, Aon Hewitt. The Committee conducts an annual review of Aon Hewitt’s engagement, independence, and fees, and has concluded that Aon Hewitt is independent. Aon Hewitt helps develop a representative comparative group, gathers annual peer group market information, and assists in the valuation of our incentive awards at the date of grant. The Committee evaluates each element of compensation independently to determine whether it is competitive within our industry, or within the market as a whole. The Compensation Committee also reviews a tally sheet that shows all elements of compensation for each named executive officer. The entire board is also furnished with tally sheets for the named executive officers, and makes all decisions concerning the CEO’s pay.

In 2010 the group of comparative companies in Aon Hewitt’s market survey consisted of: AbitibiBowater Inc., Appleton Papers Inc., Ball Corporation, Boise Inc., Domtar Corp, Georgia Pacific Corporation, PH Glatfelter Co, Graphic Packaging Holding Co, International Paper Company, Martin Marietta Materials, Inc., MeadWestvaco Corp, Mercer International Inc., Neenah Paper Inc., Owens Corning, Packaging Corp of America, Pactiv Corporation, PPG Industries, Inc., Rock-Tenn Co., Rohm & Haas, Smurfit Stone Container Corp, Sonoco Products Company, Trinity Industries, USG Corporation, Verso Paper Holdings LLC, Vulcan Materials Company, Wausau Paper Corp., and Weyerhaeuser Company. Our peer group and Aon Hewitt’s comparative group overlap but are not identical due to practical considerations related to the availability of financial data versus compensation data. At the request of the Compensation Committee, Aon Hewitt uses data from these companies to establish the relationship between revenues and compensation from which a market value of pay can be calculated for a specific revenue size, using a statistical technique known as regression analysis, which adjusts for size disparities among companies.

Salaries:

Salaries are reviewed annually and are paid in cash. In making its discretionary salary decisions, the Compensation Committee emphasizes the executive’s experience, responsibilities, and performance, along with relative rank to other executives for internal pay equity. No specific formula is applied to determine the weight of each factor and no specific targets are applied. The Compensation Committee has historically followed a policy of using annual incentive awards rather than base salary to reward outstanding performance.

2010 Salary Review

Our named executive officers did not receive a salary increase in 2010. Although surveys indicate base salaries for most of our named executive officers were generally below the mid-ranges of the applicable comparative companies, we chose to forgo salary increases for the third consecutive year in 2010.

Annual incentive bonus awards:

Annual incentive bonus awards are paid in cash under a stockholder-approved plan based on (i) overall ROI for corporate executives and segment ROI (adjusted downward for overhead) for segment executives, and (ii) other achievements such as lowering cost and profitable growth. For IRS Section 162(m) purposes, a potential maximum annual incentive award of 250% of target is payable under the plan for positive ROI. For the CEO and President, target is 125% of salary. For all other executives, target is 100% of salary. The Compensation Committee retains the discretion to reduce the size of any annual incentive award. The level of ROI performance necessary for paying the threshold, target and maximum levels is set by the Compensation Committee annually and is not subject to adjustment by management. The following schedule was used by the Compensation Committee in making its payment determinations for 2010:

	Threshold	Target	Maximum
ROI	1%	9.0%	14.0%
Annual Incentive Award expressed as a % of Target	10%	100%	200%

In addition to ROI, the Compensation Committee may also consider other achievements such as lowering cost, profitable growth, and promoting a high performance culture focused on our values set forth in our Vision/Mission/Values statement. Payments for other achievements will not exceed 100% of target. Altogether, the bonus paid under the plan for both ROI and other achievements will not exceed 250% of the target annual incentive award.

2010 Annual Incentive Bonus Awards

In 2010, our ROI was 8.2%, up from 7% in 2009 and 4.5% in 2008, resulting in a payment of 91.2% of target for our corporate executives. ROI for our Corrugated Packaging segment, adjusted downward for overhead, was 14.4%, resulting in the maximum payout of 200% of target for our Corrugated Packaging executives, Messrs. Norton and Vesci, as provided for in the plan. In determining the 2010 incentive bonus awards for Messrs. Simons and Maley, the Committee also considered other achievements, including record Corrugated Packaging ROI, completion of Box Plant Transformation I (46% ROI), 6% growth in high value, local box sales, improvement in Building Products EBITDA despite difficult markets, growth in market share for lumber, gypsum, particleboard, and MDF, lower general and administrative costs, and record safety and environmental performance. Based on these achievements, the Compensation Committee awarded Mr. Simons a payment of $760,800, and Mr. Maley a payment of $737,500.

Long-term incentive awards:

Our stock awards further our long-term pay-for-performance philosophy by providing above average value opportunity for above average performance and all awards contain a performance component. Stock awards are dependent on stock price to provide value and therefore provide strong alignment with stockholders’ interests. Our restricted stock unit awards have threshold ROI criteria to maintain their deductibility under IRS Section 162(m). Performance stock units have a high threshold of ROI performance against the peer group for vesting, which reflects our philosophy that ROI drives stockholder value. The exact allocation among types of awards is determined by the Committee each year in its discretion to achieve a mix of compensation payable in cash and in stock. Using its discretion, the Compensation Committee determines stock awards for each executive in consultation with Aon Hewitt after reviewing competitive market data for similar executives at other companies inside and outside the paper and forest products industries, as well as relative rank to other executives for internal pay equity. In any given year, the weighting among options, restricted stock units, and performance stock units may vary based on availability of shares or other factors, but all of these awards have downside equity performance risk for the executive. In addition to rewarding performance and encouraging long-term focus, long-term incentive awards also help retain executives because they contain forfeiture provisions if the executive terminates employment other than for retirement, death, disability, or change in control. RSUs and PSUs are paid out in the years following retirement only if performance criteria is met over the full 3-year cycle of the award. Our stock awards have the following terms:

Non-qualified Options	Options are granted at fair market value on the date of grant, become exercisable 25% each year over four years, provide for accelerated vesting upon retirement, disability, death, or if there is a change in control, and expire in ten (10) years. Income tax withholding may be paid with exercised shares. The exercise price is the closing price of Temple-Inland stock on the NYSE on the grant date.
Restricted Stock Units	Restricted stock units vest on the third anniversary from the date of grant if Temple-Inland has either (i) an ROI of at least one percent (annualized) over the three-year award period or (ii) an ROI over the award period that falls within the top three quartiles as compared to the peer group. RSUs are settled in stock or cash depending on the terms of the awards when granted at a value based on the closing price of Temple-Inland stock on the NYSE on the vesting date. RSUs provide for accelerated vesting upon disability, death, or if there is a change in control of Temple-Inland, or continued vesting at retirement. Dividends are only paid if the underlying awards are earned to further align interest with stockholders and provide a retention device.
Performance Stock Units	Performance stock units are restricted stock units that vest 0%, 75%, or 100% on the third anniversary from the date of grant depending on our ROI during the three years beginning in the year of the grant compared to the peer group ROI. If performance is in the top quartile, then there is a 100% payment and if in the second quartile, then there is a 75% payment. No payment is made if performance is below the top half compared to the peer group, reflecting our strong commitment to pay-for-performance and our belief that ROI drives stockholder value. PSUs provide for accelerated vesting upon disability, death or if there is a change in control, or continued vesting at retirement. All grants are payable in cash. Dividends are only paid if the underlying awards are earned to further align interest with stockholders and provide a retention device.
Grant Practices	Our longstanding practice is to make annual grants each year at the February board meeting which are valued at the closing price of our common stock on the NYSE on the grant date. Executives do not have any role in choosing the price of their options or other stock awards. We do not “back date,” “spring load” or reprice options or other stock awards. The full independent board approves awards to the CEO and ratifies awards granted by the Compensation Committee to other executives. On occasion, newly hired high-level employees may be granted awards by the Compensation Committee in connection with the start of their employment other than at the February board meeting and an initial grant may be made above usual annual levels. We do not have any program, plan or practice to time option grants or other stock awards in coordination with the release of material non-public information nor do we time the release of material non-public information for the purpose of affecting the value of executive compensation. Gains from exercising stock options and the vested value of long-term incentive awards are not considered in setting other benefits such as life insurance, disability benefits, or retirement benefits.

2010 Annual LTI Awards

• To further strengthen our pay-for-performance culture, the Committee increased the performance/time vested mix of our long term incentives from 50%/50% to 60%/40% in 2010 as follows:

• 30% options

• 30% performance stock units

• 40% restricted stock units

•      In 2009 we issued fixed value awards in place of restricted stock units to minimize potential volatility in our stock based compensation expense when the stock price recovered, as well as to provide a stable retention value for executives. The fixed value awards had the same term and performance criteria as our restricted stock units. In 2010, the Committee returned to granting restricted stock units at our February meeting in accordance with our longstanding belief that RSUs are aligned with stockholder value. The value of the 2009 awards and 2010 awards is approximately the same, but the two types of awards are reported differently under SEC rules. See the Important Note to the Summary Compensation Table for further information.

•      We amended our stock plan to formally recognize our policy that time-vested full value awards payable in stock have a minimum vesting period of not less than three (3) years and performance-based full value awards payable in stock have a minimum vesting period of not less than one (1) year.

Stock Ownership Guidelines:

To encourage stockholder alignment, executives must meet minimum stock ownership guidelines. Our named executive officers hold in excess of the required amounts:

		Required
Named Executive		Multiple of
Officer	Position	Salary

Doyle R. Simons	Chief Executive Officer	5
J. Patrick Maley III	President and Chief Operating Officer	3
Randall D. Levy	Chief Financial Officer	3
Larry C. Norton	Group Vice President	3
Dennis J. Vesci	Group Vice President	3

Shares owned by the executive and their immediate family members count toward the ownership guidelines. RSUs and PSUs also count toward the total. Options do not count until they are exercised. Executives have five years from hiring or pay increases to meet the guidelines. Our executive officers are required to hold 100% of the net shares acquired through the exercise of options until they meet our ownership guidelines. The Compensation Committee maintains discretion to reduce or eliminate future long-term incentive awards for an executive who is not making adequate progress toward meeting the stock ownership guidelines or does not retain the required level of net shares acquired through the exercise of options.

Retirement and other Benefits:

We participate in industry compensation surveys to determine whether our benefits remain competitive and also receive feedback from potential employees we are recruiting. Our named executive officers receive the same health and welfare and tax-qualified retirement and 401(k) savings benefits as other salaried employees. Health and welfare benefits are reviewed annually with assistance from a benefits consultant. Retirement and 401(k) benefits have a long-term focus, and are therefore reviewed with assistance from a benefits consultant less frequently. The Compensation Committee and the board had multiple discussions over a period of several years about whether to continue our defined benefit retirement plan or to change to a defined contribution plan. Following a review of paper industry trade association data and data provided by our actuary, and extensive analysis by our human resources, finance and accounting departments, the board in 2007 approved a continuation of our defined benefit retirement plan with a simpler formula for new hires. We believe a defined benefit plan offers a competitive advantage in recruiting new executives and is no more costly than a defined contribution plan. Our SERP is a valuable incentive to attract executives. It is also a valuable retention tool for existing executives who must meet service criteria to qualify for the plan.

Our named executive officers are provided minimal perquisites, consisting of reasonable club dues, a $5 million personal liability umbrella insurance policy, and limited personal use of our corporate aircraft for which the officers are taxed according to IRS regulations.

Employment and Severance Agreements:

Occasionally we sign a letter agreement with a new executive upon hiring which generally does not cover more than the first year’s pay and annual incentive award. Except for Mr. Simons, none of our other named executive officers has an employment agreement. We entered into the agreement with Mr. Simons in 2007 upon his election as CEO, after careful study and review of Aon Hewitt data concerning terms applicable to CEOs in the general marketplace. During the term of the agreement, Mr. Simons will receive a base salary which may not be reduced below its level at the time the agreement was initially entered into ($780,000) or any increase subsequently granted. He will be eligible for a performance-based annual cash incentive award, employee benefits, equity (long-term incentive plan) grants, and other perquisites. Other perquisites consist of use of the Temple-Inland aircraft (subject to imputation of income under IRS regulations) and umbrella insurance, all on terms substantially no less favorable than in effect prior to the effective date of the agreement. The performance-based annual incentive award program is entirely within the discretion of the Compensation Committee, except that it shall be substantially no less favorable than the program in effect prior to the effective date of the agreement. If Mr. Simons dies or becomes disabled, he or his estate will receive a benefit equal to his salary and target annual incentive award for the portion of the year in which his death or disability occurred. Under his agreement, Mr. Simons receives no severance and forfeits any unvested long-term incentives if he voluntarily terminates or is terminated for cause. If we terminate his employment without cause, Mr. Simons agrees not to compete in our industry for two years and not to recruit our executives, which we think is critical given our success in executing our strategy and the quality of our management team. We think it is only fair to pay him under that circumstance because he is not allowed to work, and to vest the long-term incentives that he would otherwise forfeit. We added performance criteria to these awards in 2009 to preserve our tax deduction for this compensation under Section 162(m). The term of Mr. Simons’s agreement is three years, but it is automatically extended by one year on each anniversary unless notice of nonrenewal is given at least one year in advance of such anniversary date. We believe this agreement is a valuable retention tool with covenants that protect the Company.

We do not have a plan or policy to provide severance benefits to executives whose employment terminates. Generally speaking, severance is a matter that is individually negotiated with the executive and the amount depends on the circumstances of his or her departure.

Change in control agreements are reviewed periodically with the assistance of the Board’s Compensation Consultant if any major program changes are contemplated. In our opinion, these agreements are necessary to recruit new executives in our industry, which has experienced ongoing consolidation. Change in control agreements also serve as a retention device and all of the named executive officers hold change in control agreements. During a potential change in control, we do not want executives leaving to pursue other employment out of concern for the security of their jobs. The agreements contain a double “trigger,” meaning that severance is payable only if an executive’s employment is terminated within two years following a change in control event. Termination of employment is deemed to occur if the executive terminates employment for a “good reason” such as a substantial reduction in the executive’s base salary or failure to provide benefits substantially similar to the material benefits enjoyed by the executive immediately prior to the change in control. The change in control provisions contain a double trigger requirement of a change in control event plus a termination of employment because they provide for severance payments. Our stock plan agreements provide for accelerated vesting of stock awards the executive has already received, not for additional payments. These agreements require a single trigger, the change in control event. This protects the executive because it provides him or her with an opportunity to vote any vested restricted shares and exercise and vote the option shares as a stockholder, and generally performance criteria would no longer be relevant due to changes in the businesses following any consolidation. The existence of these accelerated vesting provisions provides a valuable recruitment and retention tool.

Compensation Administration and Governance:

Our governance practices divide responsibility for compensation oversight into three levels:

Stockholders:	Stockholders approve all stock incentive plans. We do not have any stock plans that are not stockholder-approved.
Board:	The full independent board evaluates CEO performance and approves CEO pay, approves succession plans, and reviews tally sheets for the named executive officers. The inside directors, Mr. Simons and Mr. Maley, do not participate in discussions of their pay.
The Compensation Committee, composed entirely of independent, outside directors:
• establishes and administers compensation programs and philosophies.
• approves employment agreements, salaries, annual incentive bonus awards, long-term incentive awards, retirement formulas, and all other compensation paid to executive officers.
• approves all change in control agreements.
• approves bonus pools for non-executive employees.
• reviews an annual compensation risk assessment.
Management:	The CEO and Senior Vice President/Corporate Secretary serve as liaisons with the Compensation Committee and oversee administration of actions approved by the Compensation Committee. Management also approves all compensation programs relative to non-executive employees.

2010 Governance Actions
In 2010, we made the following changes to our governance practices:

•    We expanded our “clawback” policy that allows the Board to recoup unearned compensation in the event of a material restatement of our financial statements. This policy is broader than the policy contained in the SEC’s regulations.

• We adopted a policy prohibiting named executive officers and directors from entering into transactions that are designed to hedge or offset any decrease in the market value of Company stock.

We have a strong commitment to governance and utilize meaningful controls in our compensation programs, including:

•	Tally sheets: Tally sheets for each of the named executive officers are reviewed by the Compensation Committee and the board for compensation each year. These tally sheets list the executive’s salary, proposed annual incentive award and stock awards, and the 401(k) matching contribution, retirement, health and welfare benefits.

•	CEO Evaluation and Pay by Independent Directors: The independent members of the board complete an evaluation of the CEO each year, which is compiled confidentially by Aon Hewitt and provided to the Compensation Committee. Factors evaluated include ROI, profitable growth of our business, lowering costs and other financial and non-financial performance measures and objectives, including leadership, ethics, strategic planning, financial results, succession planning, human resources/EEO, communications, external relations, and board relations. The Compensation Committee discusses CEO pay in executive session and reports its recommendations to the independent members of the board. The independent members of the board approve all actions related to the CEO’s compensation.

•	Risk Assessment: Each year, we perform a risk assessment of our executive and employee compensation programs as part of our annual enterprise risk management process. Senior officers analyze whether our compensation philosophy is aligned with our strategic goals, whether our compensation policies and programs contain any metrics, provisions, or features that incentivize risk, and the existence of controls and safeguards that prevent or mitigate risk. This risk assessment is reviewed with the Compensation Committee.

•	Independent Consultant: The Compensation Committee engaged Aon Hewitt as its compensation consultant independently, and not through a management recommendation. Aon Hewitt provides annual market and other specific information on executive pay and also attends Compensation Committee meetings on request of the committee. The Compensation Committee periodically meets in executive session with Aon Hewitt. Aon Hewitt also serves as consultant to the Nominating and Governance Committee on director compensation. The Compensation Committee annually assesses the independence of its consultant. With the Compensation Committee’s approval, Aon Hewitt also prepares the change in control calculations for disclosure in the proxy statement and models the number of shares to be requested for new stock plans. Hewitt merged with Aon in 2010. In 2010, Hewitt was the Committee’s compensation consultant and did not perform any additional services for the Company. Prior to Hewitt’s merger with Aon, Aon performed a small amount of work for the Company, which was discontinued following the merger.

•	Policy on “clawback” of compensation: Clawback provisions are included in all awards under our 2010 Incentive Plan. Under the clawback provision, the board may require an employee to repay the portion of any annual incentive awards and long-term incentive awards that was not earned due to a restatement of our financial statements. If the employee’s fraud or misconduct was a significant contributing factor to the restatement, all outstanding long-term incentive awards may be cancelled. If an executive leaves under circumstances that call into question whether any compensation amounts paid to him or her were validly earned, we would pursue any legal rights we deemed appropriate under the circumstances.

•	Hedging Policy: Named Executives and Directors are prohibited from entering into transactions that are designed to hedge or offset any decrease in the market value of our stock.

Accounting and Tax Considerations:

For accounting purposes, salaries, annual incentive awards, the fair value of stock-based compensation and other benefits are charged to expense as earned. For tax purposes, salaries, annual incentive awards and other benefits are taken as a tax deduction when paid to the executive or contributed to a tax-qualified retirement plan subject to the IRS Section 162(m) limitation described above. For tax purposes, stock-based compensation awards are generally taken as a tax deduction when the award is vested or exercised by the executive. Our policy is to obtain the maximum possible tax deduction for compensation paid to executive officers, but we may forego all or some portion of a deduction to conform to our compensation goals and objectives. Except for amounts that are not material, all compensation paid in 2010 should qualify for a deduction under IRS Section 162(m).

REPORT OF THE MANAGEMENT DEVELOPMENT
AND EXECUTIVE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on this review and discussion, recommended that it be included in the Company’s Annual Report on Form 10-K for the year 2010 and in this Proxy Statement.

E. Linn Draper, Jr., Chairman
Cassandra C. Carr
Jeffrey M. Heller
Richard M. Smith

EXECUTIVE COMPENSATION TABLES

Summary Compensation:

IMPORTANT NOTE ON STOCK AWARD VALUATIONS

In 2009, Temple-Inland, our peers, and the market in general experienced depressed valuations due to the severe downturn in the economy and distressed financial markets. To mitigate the number of shares that would be required to approximate a value consistent with prior grants and the impact a recovery in our share price would have on our stock-based compensation expense, we adjusted the mix and terms of our long-term incentive grant for 2009 by granting fewer options and by granting cash performance units in place of restricted stock units. Pursuant to SEC rules, the cash performance units are not reported in the Summary Compensation Table until they are paid, making a comparison of year over year total long-term incentive awards difficult. The table below compares the CEO’s awards for the two years on a consistent basis.

				Cash	Long Term
	Stock	Stock	Option	Performance	Incentive Total
	Price	Awards	Awards	Units*	Value

2010 Award	$19.56	$3,039,281	$1,150,447		$4,189,728
2009 Award	$5.64	$1,612,002	$682,138	$1,577,500	$3,871,640

*	Not reportable in the Summary Compensation Table under SEC Rules. See footnote 2 to the Summary Compensation Table for further information on stock award values.

The following table summarizes all compensation earned in the last three years by our Chairman and CEO, our Chief Financial Officer, and the three other most highly compensated executive officers who were serving as executive officers at year-end 2010.

2010 SUMMARY COMPENSATION TABLE
						Change in Pension
						Value and
						Nonqualified
					Non-Equity	Deferred
			Stock	Option	Incentive Plan	Compensation	All Other
Named Executive Officer	Year	Salary(1)	Awards(2)	Awards(2)(3)	Compensation	Earnings(4)	Compensation(5)	Total

Doyle R. Simons	2010	$780,000	$3,039,281	$1,150,447	$1,650,000	$1,573,109	$16,421	$8,209,258

Chairman and CEO	2009	$810,000	$1,612,002	$682,138	$1,401,125	$1,092,114	$18,792	$5,616,171
	2008	$774,538	$1,432,685	$642,041	$487,500	$970,848	$18,118	$4,325,730

J. Patrick Maley III	2010	$625,000	$2,431,431	$920,354	$1,450,000	$1,344,970	$42,071	$6,813,826

President and COO	2009	$649,039	$1,289,603	$545,711	$1,250,000	$1,180,704	$27,388	$4,942,445
	2008	$621,926	$1,146,152	$513,633	$700,000	$904,977	$26,576	$3,913,264

Randall D. Levy	2010	$425,000	$1,388,138	$525,445	$387,600	$334,925	$12,112	$3,073,220

Chief Financial Officer	2009	$441,346	$736,257	$311,556	$331,500	$590,930	$12,333	$2,423,922
	2008	$425,000	$711,867	$281,047	$212,500	$856,694	$15,500	$2,502,608

Larry C. Norton	2010	$374,999	$1,118,418	$423,347	$750,000	$127,121	$19,829	$2,813,714

Group Vice President	2009	$389,422	$593,198	$251,017	$700,000	$81,004	$14,166	$2,028,807
	2008	$372,115	$586,190	$223,775	$375,000	$58,493	$11,000	$1,626,573

Dennis J. Vesci	2010	$350,000	$1,099,117	$416,042	$700,000	$1,234,052	$36,081	$3,835,292

Group Vice President	2009	$363,461	$582,979	$246,694	$700,000	$884,505	$26,884	$2,804,523
	2008	$347,106	$569,712	$221,282	$350,000	$564,716	$31,958	$2,084,774

(1)	The named executive officers did not receive any salary increases in 2009 or 2010. Because we operate under a 52/53 week fiscal calendar, actual pay received varies based on the number of biweekly pay periods occurring in the year. Annual rates of pay for Messrs. Simons, Maley, Levy, Norton and Vesci in 2010 were $780,000, $625,000, $425,000, $375,000 and $350,000, the same as in 2009.

(2)	The value of the stock awards was determined in accordance with FAS ASC Topic 718 and assumes maximum pay-out in stock or in cash based on the stock price at the time of vesting. In 2010, the Committee awarded our named executive officers long term incentive awards at our February meeting in accordance with our longstanding practice. The Committee’s compensation consultant estimated these grants to approximate the same value as our 2009 awards. SEC reporting requirements, however, result in a greater value being reported in the Summary Compensation Table for the 2010 awards compared with the 2009 awards. The closing price on the February 5, 2010 date of grant was $16.71, which was used by the Committee in determining value and the option exercise price. Certain of these grants were subject to stockholder approval of a new plan, which was received on May 7, 2010 when the closing price was $19.56. SEC rules require the $19.56 price to be used in the Summary Compensation Table for any awards subject to stockholder approval. The fact that our stock price increased 17% after the date of grant, as well as the fact noted above that 2009 cash performance units are not reported in this table until they are paid out, results in the 2010 awards being reported at a greater value than the 2009 awards.

(3)	The grant date fair value of stock options for the named executive officers was determined in accordance with FAS ASC Topic 718. Fair value of the option awards was determined using the Black-Scholes-Merton option pricing model. The following table lists the per share fair values by grant date for our named executive officers:

	Estimated Fair	Expected	Expected	Risk-Free
	Value Per Share of	Dividend	Stock Price	Interest	Expected Life
Grant Date	Options Granted	Yield	Volatility	Rate	of Option

2/5/2010	$10.16	3.2%	64.8%	3.4%	8
2/6/2009	$2.49	3.2%	56.6%	2.7%	8
2/1/2008	$2.42	2.1%	28.2%	3.6%	10

(4)	Represents the 2010 change in the actuarial present value of accumulated pension benefits. We do not have a deferred compensation program.

(5)	All Other Compensation for 2010 includes:

		Personal		Umbrella
	401(k)	Use of	Club	Liability	Charitable
Named Executive Officer	Match(a)	Aircraft(b)	Dues(c)	Insurance	Contributions	Other(d)

Doyle R. Simons(c)	$11,025		$1,809	$587	$3,000
J. Patrick Maley III(d)	$11,025	$21,459		$587		$9,000
Randall D. Levy	$11,025			$587	$500
Larry C. Norton(d)	$11,025	$7,017		$587		$1,200
Dennis J. Vesci	$11,025	$19,527	$4,942	$587

(a)	For each dollar that an employee contributes to his or her 401(k) savings account, we contribute a match of $1 up to 3% of the employee’s compensation. For each $1 that an employee contributes of his or her next 3% of pay, we contribute 50 cents. The match vests after 2 years of employment.

(b)	Incremental cost of personal use of aircraft includes fuel costs, engine maintenance expenses, crew expenses, ground fees, and other miscellaneous expenses such as meals.

(c)	Mr. Simons holds a membership to a dinner club for use in hosting business functions.

(d)	Other for Mr. Maley and Mr. Norton is for personal use of our facilities.

Grants of Plan-Based Awards:

The following table summarizes grants of plan-based compensation awards made in 2010 to the named executive officers:

						Estimated Future
						Payouts Under
			Estimated Future Payouts			Equity
			Under Non-Equity			Incentive Plan
			Incentive Plan Awards(1)			Awards(2)(3)
								All Other
								Option		Grant
								Awards:	Exercise	Date Fair
								Number of	or Base	Value of
								Securities	Price of	Stock and
		Board					Target/	Underlying	Option	Option
	Grant	Approval	Threshold	Target	Maximum	Threshold	Maximum	Options(2)(4)	Awards(2)(4)	Awards(2)(4)
Name	Date(4)	Date	($)	($)	($)	(#)	(#)	(#)	($/Sh)	($)

Doyle R. Simons
(5)	5/7/2010	2/5/2010	$97,500	$975,000	$2,437,500		87,695	113,233	$16.71	$4,189,728
(6)	5/7/2010	2/5/2010				59,424	79,232
J. Patrick Maley III
(5)	5/7/2010	2/5/2010	$78,125	$781,250	$1,953,125		70,156	90,586	$16.71	$3,351,785
(6)	5/7/2010	2/5/2010				47,540	63,386
Randall D. Levy
(5)	5/7/2010	2/5/2010	$42,500	$425,000	$1,062,500		40,053	51,717	$16.71	$1,913,582
(6)	5/7/2010	2/5/2010				27,141	36,188
Larry C. Norton
(5)	5/7/2010	2/5/2010	$37,500	$375,000	$937,500		32,271	41,668	$16.71	$1,541,765
(6)	5/7/2010	2/5/2010				21,867	29,156
Dennis J. Vesci
(5)	5/7/2010	2/5/2010	$35,000	$350,000	$875,000		31,714	40,949	$16.71	$1,515,159
(6)	5/7/2010	2/5/2010				21,490	28,653

(1)	Threshold is 10% of target annual incentive award payable if ROI is 1%. Target bonus is 125% of salary for CEO and COO for ROI of 9%, 100% of salary for all others. Maximum is 200% of target for ROI of 14%. An additional amount may be paid for achievement of growth and value objectives pre-approved by the Compensation Committee; however, a maximum payout for both the ROI component and the other achievements component may not exceed 250% of target.

(2)	Our long-term incentive plan provides for equitable adjustment in the event of stock splits or other equity restructurings. Awardees generally receive the same adjustment stockholders receive.

(3)	ROI, for purposes of our long-term incentive performance criteria, is defined and calculated as set forth in Item 7 of our 2010 Form 10-K. RSU and PSU awards contain performance criteria that uses a peer group. We chose our peer group by including the companies that compete with us for capital from equity and debt investors. Within the S&P Paper & Forest Products group, we excluded any companies that are not SEC registrants, because their financial data is not publicly available. We also excluded timber companies, because we sold our timberlands, and single product building products companies because they do not principally manufacture paper. Our peer group consists of North American papermakers/converters, some of whom also manufacture some building products or make some grade of paper and manufacture a portfolio of building products, as follows: AbitibiBowater Inc.; Appleton Papers Inc.; Boise Inc.; Canfor Corporation; Cascades Inc.; Catalyst Paper; Domtar Corporation; P.H. Glatfelter; Graphic Packaging Holding Co.; International Paper Company; MeadWestvaco Corporation; Mercer International Inc.; Neenah Paper Corp.; NewPage Corp.; Packaging Corporation of America; Rock-Tenn Co.; Smurfit-Stone Container Corporation; Verso Paper Corp.; Wausau Paper Corporation; and West Fraser Timber Co. Ltd. The Compensation Committee will periodically adjust the peer group to reflect mergers, consolidations, and similar restructurings.

(4)	Options granted February 5, 2010 to purchase our common stock. The exercise price is the $16.71 closing price of Temple-Inland stock on the NYSE on February 5, 2010, the date the options were granted by the Committee. These grants were subject to stockholder approval of a new plan, which was approved by the stockholders on May 7, 2010 when the closing price of Temple-Inland stock was $19.56. FAS rules consider the “grant date” to be the date when all conditions to grant are met, and therefore the “grant date value” is shown as the value on the date when stockholders approved the new plan. All grants to the named executive officers provide for accelerated vesting upon retirement, disability, death, or if there is a change in control. Withholding taxes may be paid with exercised shares. No general or freestanding stock appreciation rights (SARs) were granted. All options awarded to the executives become exercisable in 25% increments on February 5 in years 2011, 2012, 2013, and 2014, and have a ten-year term expiring February 5, 2020.

(5)	The performance goal for the 2010 RSUs is Temple-Inland having either (i) an ROI of at least one percent (annualized) over the three-year award period or (ii) an ROI over the award period that falls within the top three quartiles as compared to the Company’s peer group. The RSUs are payable in shares of stock. Dividends on the RSUs are accrued and payable only if the underlying awards are paid. ROI means operating income (as currently shown on the Company’s income statement, or the reported equivalent in the event of any change in reporting), excluding significant unusual items (currently reported as other operating income (expense) not allocated to segments, or the reported equivalent in the event of any change in reporting) divided by beginning of year investment defined as the Company’s total assets (or the reported equivalent in the event of any change in reporting), less certain assets (assets held for sale, municipal bonds related to capital leases included in other assets and acquisitions/divestitures) and certain liabilities (current liabilities, excluding current portion of long-term debt). ROI, for purposes of our long-term incentive performance criteria is defined and calculated as set forth in Item 7 of our 2010 Form 10-K. RSUs provide for continued vesting after retirement if performance criteria are achieved, or accelerated vesting upon death, disability, or a change of control.

(6)	The PSUs are restricted stock units that vest 100%, 75%, or 0% on the third anniversary from the date of grant depending on our ROI during the three years beginning in the year of the grant compared to the peer group ROI. If performance is in the top quartile, there is a 100% payment and if performance is in the second quartile, there is a 75% payment. No payment is made if performance is below the top half compared to the peer group. PSUs provide for continued vesting after retirement if performance criteria are achieved, or accelerated vesting upon death, disability, or a change of control. The 2010 PSUs are payable in cash. Dividends on PSUs are accrued and payable only if the underlying awards are paid.

Outstanding Equity Awards At Year-End 2010:

The following table summarizes stock-based compensation awards outstanding at year-end 2010 for the named executive officers.

2010 Outstanding Equity Awards — Temple Inland Inc.
	Option Awards				Stock Awards
						Equity Incentive
						Plan Awards:
					Equity Incentive	Market or
					Plan Awards:	Payout
					Number of	Value of
					Unearned Shares,	Unearned
	Number of Securities				Units or	Shares, Units or
	Underlying Unexercised		Option		Other Rights	Other Rights that
	Options		Exercise	Option	that Have not	Have not
	Exercisable	Unexercisable	Price	Expiration	Vested(1)(2)(3)	Vested(1)(2)(3)
Name	(#)	(#)	($)	Date	(#)	($)	Vesting Date

Doyle R. Simons Chairman & CEO
	20,000		$10.56	02/01/12			Vested
	20,000		$6.92	02/07/13			Vested
	16,000		$11.96	02/06/14			Vested
	32,000		$16.14	02/04/15			Vested
	32,800		$21.55	02/03/16			Vested
	24,600		$24.34	02/02/17			Vested
		8,200	$24.34	02/02/17			02/02/11
	132,653		$19.50	02/01/18			Vested
		66,326	$19.50	02/01/18			02/01/11
		66,327	$19.50	02/01/18			02/01/12
	68,487		$5.64	02/06/19			Vested
		68,488	$5.64	02/06/19			02/06/11
		68,488	$5.64	02/06/19			02/06/12
		68,488	$5.64	02/06/19			02/06/13
		28,308	$16.71	02/05/20			02/05/11
		28,308	$16.71	02/05/20			02/05/12
		28,308	$16.71	02/05/20			02/05/13
		28,309	$16.71	02/05/20			02/05/14
				2/1/2011	73,471	$1,560,524	02/01/11
				2/6/2012	285,816	$6,070,732	02/06/12
				2/5/2013	87,695	$1,862,642	02/05/13
				2/5/2013	79,232	$1,682,888	02/05/13
Totals	346,540	459,550			526,214	$11,176,786

J. Patrick Maley III President & CEO
	30,000		$7.56	05/07/13			Vested
	18,000		$11.96	02/06/14			Vested
	32,000		$16.14	02/04/15			Vested
	32,800		$21.55	02/03/16			Vested
	24,600		$24.34	02/02/17			Vested
		8,200	$24.34	02/02/17			02/02/11
	106,122		$19.50	02/01/18			Vested
		53,061	$19.50	02/01/18			02/01/11
		53,062	$19.50	02/01/18			02/01/12
	54,790		$5.64	02/06/19			Vested

	Option Awards				Stock Awards
						Equity Incentive
						Plan Awards:
					Equity Incentive	Market or
					Plan Awards:	Payout
					Number of	Value of
					Unearned Shares,	Unearned
	Number of Securities				Units or	Shares, Units or
	Underlying Unexercised		Option		Other Rights	Other Rights that
	Options		Exercise	Option	that Have not	Have not
	Exercisable	Unexercisable	Price	Expiration	Vested(1)(2)(3)	Vested(1)(2)(3)
Name	(#)	(#)	($)	Date	(#)	($)	Vesting Date

J. Patrick Maley III (cont’d)		54,790	$5.64	02/06/19			02/06/11
		54,790	$5.64	02/06/19			02/06/12
		54,791	$5.64	02/06/19			02/06/13
		22,646	$16.71	02/05/20			02/05/11
		22,647	$16.71	02/05/20			02/05/12
		22,646	$16.71	02/05/20			02/05/13
		22,647	$16.71	02/05/20			02/05/14
				2/1/2011	58,777	$1,248,423	02/01/11
				2/6/2012	228,653	$4,856,590	02/06/12
				2/5/2013	70,156	$1,490,113	02/05/13
				2/5/2013	63,386	$1,346,319	02/05/13
Totals	298,312	369,280			420,972	$8,941,445

Randall D. Levy Chief Financial Officer
	40,000		$10.56	02/01/12			Vested
	30,000		$6.92	02/07/13			Vested
	24,000		$11.96	02/06/14			Vested
	24,000		$16.14	02/04/15			Vested
	24,600		$21.55	02/03/16			Vested
	18,450		$24.34	02/02/17			Vested
		6,150	$24.34	02/02/17			02/02/11
	58,067		$19.50	02/01/18			Vested
		29,034	$19.50	02/01/18			02/01/11
		29,034	$19.50	02/01/18			02/01/12
	31,280		$5.64	02/06/19			Vested
		31,281	$5.64	02/06/19			02/06/11
		31,281	$5.64	02/06/19			02/06/12
		31,281	$5.64	02/06/19			02/06/13
		12,929	$16.71	02/05/20			02/05/11
		12,929	$16.71	02/05/20			02/05/12
		12,929	$16.71	02/05/20			02/05/13
		12,930	$16.71	02/05/20			02/05/14
				2/1/2011	36,506	$775,387	02/01/11
				2/6/2012	130,542	$2,772,712	02/06/12
				2/5/2013	40,053	$850,726	02/05/13
				2/5/2013	36,188	$768,633	02/05/13
Totals	250,397	209,778			243,289	$5,167,458

	Option Awards				Stock Awards
						Equity Incentive
						Plan Awards:
					Equity Incentive	Market or
					Plan Awards:	Payout
					Number of	Value of
					Unearned Shares,	Unearned
	Number of Securities				Units or	Shares, Units or
	Underlying Unexercised		Option		Other Rights	Other Rights that
	Options		Exercise	Option	that Have not	Have not
	Exercisable	Unexercisable	Price	Expiration	Vested(1)(2)(3)	Vested(1)(2)(3)
Name	(#)	(#)	($)	Date	(#)	($)	Vesting Date

Larry C. Norton Group VP-Paperboard
	46,234		$19.50	02/01/18			Vested
		23,117	$19.50	02/01/18			02/01/11
		23,118	$19.50	02/01/18			02/01/12
	25,202		$5.64	02/06/19			Vested
		25,203	$5.64	02/06/19			02/06/11
		25,202	$5.64	02/06/19			02/06/12
		25,203	$5.64	02/06/19			02/03/13
		10,417	$16.71	02/05/20			02/05/11
		10,417	$16.71	02/05/20			02/05/12
		10,417	$16.71	02/05/20			02/05/13
		10,417	$16.71	02/05/20			02/05/14
				2/1/2011	30,061	$638,496	02/01/11
				2/6/2012	105,177	$2,233,959	02/06/12
				2/5/2013	32,271	$685,436	02/05/13
				2/5/2013	29,156	$619,273	02/04/14
Totals	71,436	163,511			196,665	$4,177,164

Dennis J. Vesci(2)(4) Group VP-Corrugated
	5,000		$16.14	02/04/15			Vested
	18,450		$21.55	02/03/16			Vested
	13,837		$24.34	02/02/17			Vested
		4,613	$24.34	02/02/17			02/02/11
	45,719		$19.50	02/01/18			Vested
		22,860	$19.50	02/01/18			02/01/11
		22,860	$19.50	02/01/18			02/01/12
	24,768		$5.64	02/06/19			Vested
		24,769	$5.64	02/06/19			02/06/11
		24,768	$5.64	02/06/19			02/06/12
		24,769	$5.64	02/06/19			02/06/13
		10,237	$16.71	02/05/20			02/05/11
		10,237	$16.71	02/05/20			02/05/12
		10,237	$16.71	02/05/20			02/05/13
		10,238	$16.71	02/05/20			02/05/14
				2/1/2011	29,216	$620,548	02/01/11
				2/6/2012	103,365	$2,195,473	02/06/12
				2/5/2013	31,714	$673,605	02/05/13
				2/5/2013	28,653	$608,590	02/05/13
Totals	107,774	165,588			192,948	$4,098,216

(1)	Value based on the closing market price of our common stock on December 31, 2010, the last trading day prior to our year-end date of January 1, 2011, of $21.24. RSUs and PSUs vest three years after the date of grant only if minimum performance criteria are met. Market value shown assumes all performance criteria are met and the maximum value is paid.

(2)	In addition to the above Outstanding Equity Awards, Mr. Vesci holds the following restricted stock units pursuant to his participation in a deferred annual incentive award program:

	RSUs Payable in	RSUs Payable in
Date Deferred	Shares	Cash

02/15/2001	1,217	398
02/01/2002	656	214
02/07/2003	1,920	627
02/04/2005	234	76
02/02/2007	656	214
02/01/2008		5,829

Total	4,683	7,358

(3)	Following our spin offs of Guaranty Financial Group and Forestar Group at the end of 2007, the named executive officers have the following Forestar awards attributable to the spin-off adjustments. The value is based on the price of Forestar’s closing market price on December 31, 2010, which was $19.30. The Guaranty awards were of no value at year end.

2010 Outstanding Equity Awards — Forestar Group Inc.
	Option Awards				Stock Awards
						Equity
					Equity	Incentive Plan
					Incentive Plan	Awards:
					Awards:	Market or
					Number of	Payout Value
					Unearned	of Unearned
					Shares, Units	Shares, Units
	Number of Securities				or Other	or Other
	Underlying Unexercised		Option		Rights that	Rights that
	Options		Exercise	Option	Have not	Have not
	Exercisable	Unexercisable	Price	Expiration	Vested(1)(2)(3)	Vested(1)(2)(3)	Vesting
Name	(#)	(#)	($)	Date	(#)	($)	Date

Doyle R. Simons
	6,666		$11.76	02/02/11			Vested
	6,666		$13.26	02/01/12			Vested
	6,666		$8.68	02/07/13			Vested
	5,333		$15.02	02/06/14			Vested
	10,666		$20.26	02/04/15			Vested
	10,933		$27.06	02/03/16			Vested
	8,200		$30.56	02/02/17			Vested
		2,733	$30.56	02/02/17			02/02/11
Totals	55,130	2,733			0	$0

J. Patrick Maley III
	10,000		$9.49	05/07/13			Vested
	6,000		$15.02	02/06/14			Vested
	10,666		$20.26	02/04/15			Vested
	10,933		$27.06	02/03/16			Vested
	8,200		$30.56	02/02/17			Vested
		2,733	$30.56	02/02/17			02/02/11
Totals	45,799	2,733			0	$0

Randall D. Levy
	10,000		$11.76	02/02/11			Vested
	13,333		$13.26	02/01/12			Vested
	10,000		$8.68	02/07/13			Vested
	8,000		$15.02	02/06/14			Vested
	8,000		$20.26	02/04/15			Vested
	8,200		$27.06	02/03/16			Vested
	6,150		$30.56	02/02/17			Vested
		2,050	$30.56	02/02/17			02/02/11
Totals	63,683	2,050			0	$0

Larry C. Norton
Totals	0	0			0	$0

Dennis J. Vesci
	500		$13.26	02/01/12			Vested
	1,000		$8.68	02/07/13			Vested
	1,666		$15.02	02/06/14			Vested
	1,666		$20.26	02/04/15			Vested
	6,150		$27.06	02/03/16			Vested
	4,612		$30.56	02/02/17			Vested
		1,538	$30.56	02/02/17			02/02/11
Totals	15,594	1,538			0	$0

(4)	In addition to the above Outstanding Equity Awards with Forestar, Mr. Vesci holds the following restricted stock units shares pursuant to his participation in a deferred annual incentive award program:

	RSUs Payable in	RSUs Payable in
Date Deferred	Shares	Cash

02/15/2001	406	133
02/01/2002	219	72
02/07/2003	78	25
02/04/2005	218	71
02/02/2007	640	208

Total	1,561	509

Option Exercises And Stock Vested Fiscal Year-End 2010:

The following table summarizes stock-based compensation awards exercised and RSUs vested during 2010 for our named executive officers.

2010 Option Exercises and Stock Vested
	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
Executive Officer	Acquired on Exercise	Exercise	Acquired on Vesting	Vesting(1)

Doyle R. Simons	20,000	$230,400	—	$2,372,339
J. Patrick Maley III	—	—	—	$2,070,913
Randall D. Levy	30,000	$345,900	—	$605,627
Larry C. Norton	—	—	—	$1,055,002
Dennis J. Vesci	9,500	$100,535	—	$494,387

(1)	Stock Awards Value Realized consists of 2007 Temple-Inland and Forestar RSUs that met their respective minimum 1% ROI criteria and were settled in cash for which no shares were transferred. The payment for the Temple-Inland and Forestar RSUs was based on the number of units set forth below:

	Temple-Inland	Forestar
Executive Officer	Cash-Settled RSUs	Cash-Settled RSUs

Doyle R. Simons	85,000	28,332
J. Patrick Maley III	75,000	24,999
Randall D. Levy	24,500	8,166
Larry C. Norton	35,000	11,666
Dennis J. Vesci	20,000	6,666

Equity Compensation Plan Information:

The following table sets forth information as of the end of 2010 related to compensation plans under which our shares may be issued:

Number of Securities Remaining
Available for Future Issuance
	Number of Securities		Under Equity Compensation
	to be Issued Upon	Weighted Average Exercise	Plans (Excluding Securities to be
	Exercise of	Price of Outstanding	Issued Upon Exercise of
	Outstanding Options,	Options, Warrants and	Outstanding Options, Warrants
Plan Category	Warrants and Rights(1)	Rights	and Rights)

Equity compensation plans approved by security holders	8,361,407	$14.66	2,854,100
Equity compensation plans not approved by security holders	None	N/A	None
Total	8,361,407	$14.66	2,854,100

(1)	Includes (a) 7,853,917 options outstanding, of which 7,416,105 relate to our employees and have a weighted average term of 6 years and 437,812 relate to employees of spun-off entities Guaranty Financial Group Inc. and Forestar Group Inc., and have a weighted average term of 5 years; (b) 369,201 restricted shares outstanding that relate to our employees; (c) 125,870 shares payable to directors for deferred fees; and (d) 12,419 stock-settled restricted stock units that relate to deferred bonuses and deferred vested restricted shares that could not be paid out until after retirement due to Code Section 162(m) policy.

Pension Benefits:

The following table summarizes the actuarial present value of the accumulated benefits under our qualified pension and SERP plan at December 31, 2010 for the named executive officers:

2010 PENSION BENEFITS TABLE
			Present Value of
		Number of Years	Accumulated
Named Executive	Plan Name	- Credited Service	Benefit(1)

Doyle R. Simons	Temple-Inland Retirement Plan	18.33	$306,949
	Temple-Inland SERP		$5,196,035
J. Patrick Maley III	Temple-Inland Retirement Plan	7.58	$140,932
	Temple-Inland SERP		$5,788,736
Randall D. Levy(2)	Temple-Inland Retirement Plan	21.42	$599,668
	Temple-Inland SERP		$5,422,058
Larry C. Norton	Temple-Inland Retirement Plan	3.58	$67,391
	Temple-Inland SERP		$234,393
Dennis J. Vesci(2)	Temple-Inland Retirement Plan	35.42	$1,135,151
	Temple-Inland SERP		$3,141,042

(1)	Present value of the accumulated benefit under the tax-qualified defined benefit plan is based on present value at normal retirement date using disclosure assumptions (5.28% interest and the 1994 Group Annuity Mortality Table for males and females) discounted based on disclosure interest rate to December 31, 2010. Present value of the accumulated benefit under the nonqualified supplemental executive retirement plan (SERP) is based on present value at normal retirement date using lump sum assumptions (4.31% interest and Applicable Mortality Table under IRC Section 417(e)(3) (2010 PPA Unisex Mortality)) discounted based on disclosure interest rate to December 31, 2010. Retirement benefits under the tax-qualified defined benefit plan and the nonqualified supplemental executive retirement plan (SERP) are calculated using final average compensation based on the higher of (a) the highest five (5) of the employee’s last ten (10) years of service or (b) the highest 60 consecutive months out of the last 120 months. Final average compensation normally includes salaries and annual incentive awards, but the board can designate a payment as ineligible under the plan. Final average compensation excludes other forms of compensation such as dividends, severance pay, relocation, long-term disability, stock options, restricted stock units, and performance stock units. The formula for normal retirement is (1) the greater of (a) .95% of final average compensation plus .65% of final average compensation in excess of Social Security covered compensation as determined using a 35 year average of SS maximum wage bases during year of termination multiplied by years of service up to 35 years and .8% of final average compensation multiplied by years of service over 35 years or (b) 1% X final average compensation X years of service + .65% X final average compensation in excess of Social Security covered compensation as determined using a 35 year average of Social Security maximum wage bases to a participant’s Social Security normal retirement age X years of service up to 35 years. For example, assume an employee has a final average pay of $1 million and has worked for 40 years. His pension is determined as the greater of the following two formulas: [((.0095 x $1,000,000) + (.0065 x ($1,000,000 — $48,816))) x 35] + (.008 x $1,000,000 x 5) = $588,894 (annual life only benefit) or [(.01 x 1,000,000 x 40) + (.0065 x ($1,000,000 — $56,484) X 35))] = $614,650 (annual life only benefit). Thus, the greater of two formulas is $614,650. Five years of service or attainment of age 65 is required to vest in the retirement benefit. Normal retirement age is 65. Benefits are reduced for early retirement. Lump sum distributions for benefits with a present value greater than $10,000 are not permitted under the qualified plan. Benefits are paid in the form of a monthly annuity for the life of the executive and his or her spouse or other contingent annuitant depending on the option the executive selects. The amount of the monthly benefit is affected by the age or life expectancy of the employee and spouse and how much will be paid to the survivor if the employee dies based on the payment election selected by the employee. However, the total value of the benefit does not vary. For example, assume Employee A and Employee B each have accrued benefits with a total value of $100,000. Employee A is age 65 and Employee B is 55. Employee A will receive a larger monthly benefit than Employee B because Employee B is younger and has a longer life expectancy, so his or her payments are spread over a longer time. The nonqualified plan or SERP is paid as a lump sum distribution. The SERP pays any retirement benefits that cannot be paid under the qualified plan due to IRS limits and also provides a benefit formula for designated executives. The Internal Revenue Code limits the amount of compensation that can be used in calculations under a tax-qualified defined benefit retirement plan. In 2010, this limit was $245,000. As a result, any retirement benefits that cannot be paid under our tax-qualified defined benefit plan due to these limitations are paid under a SERP, which is not a tax-qualified plan. The SERP also provides unreduced retirement at age 60 with 15 years of service for designated executives, including Mr. Levy, Mr. Maley, and Mr. Simons. Under this plan, the designated executive’s retirement benefits from all retirement plans will be at least equal to 50% of the executive’s final average compensation for the highest five years out of the last ten years of employment. Benefits are reduced for early retirement, which may be taken at age 55 with 15 years of service, by 5% for each year prior to age 60. In 2010, the plan was amended to clarify that benefits are not reduced for mortality or death if the executive continues working beyond the normal retirement age of 60. Benefits will be paid in a lump sum amount. Nonqualified plan lump sums are calculated in any given year using the prior November monthly average market yield on U.S. Treasury Securities at 30-year constant maturity. For retirements in 2010, the November 2009 rate of 4.31% would apply. This supplemental plan is unfunded and contains a provision for acceleration of payment in the event of a change in control. The SERP is a valuable incentive to attract executives who are leaving career-based retirement plans at other companies. It is also a valuable retention tool for existing executives who must meet service criteria to qualify for the plan. Mr. Levy formerly participated in a defined contribution plan and related SERP when he worked for our former financial services segment and received a distribution of his financial services benefit. The amount in the table above has been reduced to reflect the offset for the benefit he already received. Extra years of credited service are granted only under our change in control agreements with executive officers and our CEO employment agreement but not for any other reason.

(2)	Early retirement may be taken at age 55 or later if the employee has five years of service, but benefits are reduced for each year prior to age 62 by factors ranging from 3% to 6% based on years of service. Under the SERP, a designated executive can retire with a reduction of benefits of 5% per year for each year before age 60 if he has attained age 55 and has 15 years of service. Mr. Levy formerly participated in a defined contribution plan and related SERP when he worked for our former financial services segment and received a distribution of his financial services benefit. The amount in the table below has been reduced to reflect the offset for the benefit he already received. The table below lists the executives who are eligible for early retirement and estimated payment assuming each retired on December 31, 2010:

	Monthly Payment	Lump Sum Payment
Executive Officer	Under Qualified Plan	Under SERP

Randall D. Levy	$3,822	$5,455,811
Dennis J. Vesci	$8,513	$3,452,734

Nonqualified Deferred Compensation:

We do not have a deferred compensation plan.

Potential Payments Upon Termination or Change in Control:

Under our stock awards, an employee whose employment terminates has different vesting rights depending on the reason for termination:

	Vested Option Exercise	Treatment of Unvested
Termination	Period	Options, RSUs, and PSUs

Voluntary or Involuntary Termination of Employment	3 months	Forfeited
Death	12 months	Immediately Vest
Disability	36 months	Immediately Vest
Retirement	Until Expiration of Option	Options vest immediately; RSUs and PSUs vest when performance achieved
Change in Control	Until Expiration of Option	Immediately Vest

Mr. Simons’s employment agreement and change in control agreements with each of the other named executive officers provide for three years’ pay and benefits in the event employment is terminated following defined change in control events. These events include:

•	any person or entity acquiring or becoming beneficial owner, as defined in SEC regulations, of 20% or more of the combined voting power of our securities;

•	the pre-event directors ceasing to constitute a majority of our directors within any 24-month period;

•	consummation of a merger, consolidation, or recapitalization (unless the directors continue to represent a majority of the directors on the board, at least 60% of the pre-event ownership survives, and, in the event of a recapitalization, no person owns 25% or more of the voting power of the securities);

•	the stockholders approve liquidation or dissolution;

•	consummation of an agreement to sell, lease, or dispose of substantially all the assets of Temple-Inland; or

•	any other event that the board determines to be a change in control.

Messrs. Maley, Norton, Vesci and Levy have legacy agreements that also define consummation of a sale of our corrugated packaging operations as a change in control, and Mr. Levy’s legacy agreement also defines consummation of a sale of our forest products operations as a change in control.

Under the change in control provisions the executives will receive:

•	the amount of any annual incentive award that has been allocated or awarded for a completed annual bonus cycle and their current year annual incentive award (pro-rated if the termination is before the end of the first six months in the year or full annual incentive award if during the second half of the year) based on achievement of target performance (or, for executives other than the CEO, if higher, projected actual performance);

•	lump sum severance equal to three times their current salary and three times target annual incentive award, or if higher, the salary or target annual incentive award (Mr. Simons receives the higher of actual salary or annual incentive award) in any of the last three years;

•	health and welfare benefits provided through third party insurance for three years at no greater cost than currently paid;

•	acceleration of vesting of all options, restricted shares, restricted stock units, and performance stock units (maximum amount);

•	credit for three additional years’ service in the pension plan at the highest pay over the last three years;

•	lump sum payment of all nonqualified pension and deferred compensation;

•	lump sum payment equal to three years’ match on 401(k) plan;

•	any retiree medical or life insurance benefits to which the executive is entitled or would have been entitled within 3 years of termination;

•	reimbursement for outplacement services not to exceed 15% of base salary and, for executives other than the CEO, 15% of target annual incentive award; and

•	three years’ continuation of perquisites.

The change in control provisions for the named executive officers also contain gross-up provisions in the event the officer is required to pay excise tax on these amounts. The gross-up will only be paid if the change in control payments exceed 110% of the amount that would not be subject to excise tax. Otherwise, payments are reduced to the maximum amount that will not trigger the excise tax. If an executive loses his or her job following a change in control event that meets certain IRS criteria, the executive must pay an additional 20% excise tax simply for collecting the pay that is due. The gross up makes the executive whole by paying the 20% tax amount. It does not pay the executive’s normal income taxes. The gross up provisions will not be offered to any new executives on or after November 7, 2008.

For pension benefits payable upon retirement, see Pension Benefits Table. The following table summarizes the estimated value to each of the named executive officers of payments triggered by different termination events assuming such events occurred at year-end 2010.

	Potential Payments Upon Termination or Change in Control
		Estimated
		Target
		Annual	Value of	Value of				Excise Tax &
		Incentive	Stock	Performance		Health &		Gross-Up/
		Award	Options	Stock that	Retirement	Welfare		(Required	Aggregate
Executive	Severance(1)	Payment(1)	that Vest	Vests(2)	Benefit	Benefits	Outplacement	Forfeiture)	Payments

Doyle R. Simons
Change in Control(3)	$6,583,639	$975,000	$3,949,000	$15,254,285	$2,117,422	$26,198	$117,000	$10,846,684	$39,869,228
Death(4)	$1,755,000		$3,949,000	$15,254,285					$20,958,285
Disability(4)	$1,755,000		$3,949,000	$15,254,285					$20,958,285
Termination Without Cause(5)	$4,389,093	$975,000	$3,949,000	$15,254,285	$1,707,080	$17,802	$117,000		$26,409,260
Termination For Cause(6)									$0

J. Patrick Maley III
Change in Control(3)	$4,253,587	$781,250	$3,159,196	$12,203,445	$1,697,060	$18,034	$210,938	$8,075,944	$30,399,454
Death(4)			$3,159,196	$12,203,445					$15,362,641
Disability(4)			$3,159,196	$12,203,445					$15,362,641
Termination Without Cause(5)									$0
Termination For Cause(6)									$0

Randall D. Levy
Change in Control(3)	$2,584,837	$425,000		$5,112,571	$1,251,420	$24,392	$127,500	$3,635,873	$13,161,593
Death(4)				$5,112,571					$5,112,571
Disability(4)				$5,112,571					$5,112,571
Termination Without Cause(5)									$0
Termination For Cause(6)									$0

Larry C. Norton
Change in Control(3)	$2,284,837	$375,000	$1,448,690	$5,757,665	$371,745	$17,269	$112,500	$3,792,097	$14,159,803
Death(4)			$1,448,690	$5,757,665					$7,206,355
Disability(4)			$1,448,690	$5,757,665					$7,206,355
Termination Without Cause(5)									$0
Termination For Cause(6)									$0

Dennis J. Vesci
Change in Control(3)	$2,149,663	$350,000		$5,048,168	$2,210,978	$16,946	$105,000	$4,196,763	$14,077,518
Death(4)				$5,048,168					$5,048,168
Disability(4)				$5,048,168					$5,048,168
Termination Without Cause(5)									$0
Termination For Cause(6)									$0

(1)	Assumes a target annual incentive award based on 9% ROI.

(2)	Assumes performance criteria are met, where applicable.

(3)	Assumes a target annual incentive award based on 9% ROI. Also includes 3X 401(k) match for each executive of $11,025 and 3X perks of $2,396 for Mr. Simons. Assumes for illustration only that the IRS considers the entire payment to be a “parachute payment” subject to a 20% excise tax. Any compensation not deemed to be a “parachute payment” will reduce the amount of excise tax and gross-up payable.

(4)	In return for a release of all claims, Mr. Simons’s employment agreement provides a lump sum benefit in the year of his termination of employment due to death or disability equal to his base salary and target annual incentive award multiplied by a fraction, the numerator of which is the number of days during the applicable performance period for which Mr. Simons was employed and the denominator of which is the number of days in such performance period. For illustration purposes only, the full year benefit is shown. Except for Mr. Simons’s employment agreement, on termination of employment by death or disability, executives receive no payment other than through life insurance or disability insurance purchased by the executive and available to salaried employees generally.

(5)	Termination without a change in control not for cause or by executive for good reason. Generally speaking, severance is a matter that is individually negotiated with the executive and the amount depends on the circumstances of his or her departure. Mr. Simons, our CEO, is the only executive who has an employment agreement with pre-established severance benefits, other than the change in control agreements. In return for the post-employment benefits, Mr. Simons agreed not to compete with our Company for two years after his departure.

(6)	Termination without a change in control for cause or by executive without good reason. We do not have a plan or policy to provide severance benefits to executives whose employment terminates for cause.

PROPOSAL 2 — STOCKHOLDER ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Board welcomes stockholder input about our executive compensation practices and policies. The Compensation Committee has created a strong culture of pay-for-performance over a period of years. This culture has resulted in a compensation program that makes a substantial amount of the executives’ overall compensation dependent upon Company performance as measured through absolute return on investment, ROI relative to peers, stock price, and profitable growth.

On average, the portion of performance-based compensation for the named executive officers is approximately 80% of the total compensation opportunity. In addition, our mix of short, medium and long-term performance-based objectives creates an appropriate balance of motivations in an effort to ensure that the Company’s short-term and long-term strategies are realized and increase stockholder value.

The named executive officers have been compensated based on meeting performance objectives as described in this Proxy Statement. We believe that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation, as evidenced through our improvement in ROI and total stockholder return above our peer group average. Accordingly, the Board of Directors recommends that stockholders approve the compensation paid by approving the following advisory resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Because your vote is advisory, it will not be binding upon the Board. However, the Compensation Committee will take into account the outcome of the vote when considering compensation paid to the named executive officers.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADVISORY
(NON-BINDING) VOTE APPROVING EXECUTIVE COMPENSATION.

PROPOSAL 3 — STOCKHOLDER ADVISORY VOTE ON SCHEDULING THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

New legislation allows stockholders an advisory vote every six years on whether to schedule stockholder non-binding advisory votes on executive compensation every 1, 2 or 3 years. You are provided the following four choices regarding the scheduling of the advisory vote on executive compensation:

☐ 1 Year     ☐ 2 Years     ☐ 3 Years     ☐ Abstain

After careful consideration of this Proposal, our board of directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for Temple-Inland and recommends that you vote for a one-year interval for the advisory vote on executive compensation.

In formulating its recommendation, our board of directors considered that an annual advisory vote on executive compensation will allow our stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. We understand that our stockholders may have different views as to what is the frequency for the advisory vote on executive compensation, and we look forward to hearing from our stockholders on this Proposal.

Because your vote is advisory, it will not be binding upon the Board. However, the Board will take into account the outcome of the vote when considering the scheduling of stockholder advisory votes on executive compensation.

OUR BOARD OF DIRECTORS RECOMMENDS STOCKHOLDERS CHOOSE THE 1 YEAR OPTION ON THE ADVISORY VOTE ON SCHEDULING THE ADVISORY VOTE ON EXECUTIVE COMPENSATION.

AUDIT MATTERS
REPORT OF THE AUDIT COMMITTEE

The following report of the Audit Committee of the Company shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall this report be incorporated by reference into any filing made by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Audit Committee assists the board of directors in its oversight of (1) the integrity of the Company’s financial statements; (2) compliance with legal and regulatory requirements; (3) the independent registered public accounting firm’s qualifications and independence; and (4) the performance of the internal audit function and independent registered public accounting firm. Our duties and responsibilities are more fully described in our charter, which is available on Temple-Inland’s website (www.templeinland.com).

Management is responsible for the financial statements, the effectiveness of internal control over financial reporting, and compliance with legal and regulatory requirements. The independent registered public accounting firm, Ernst & Young LLP, is responsible for auditing the financial statements and the effectiveness of internal control over financial reporting and expressing its opinion on the conformity of the financial statements with generally accepted accounting principles and the effectiveness of internal control over financial reporting. The internal auditors are responsible for evaluating the effectiveness of processes and related controls on behalf of management.

In fulfilling our oversight responsibilities, we met five times during 2010 with the independent registered public accounting firm, the Vice President of Internal Audit, and management. At four of the meetings, we also met in executive session without management present. During the course of these meetings, we reviewed and discussed with management and with Ernst & Young LLP the audited financial statements for the year 2010. We also reviewed and discussed the effectiveness of internal control over financial reporting, the audit plans and results, and the matters required to be discussed with Ernst & Young LLP by Statement of Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, we reviewed the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the firm’s independence, and have discussed with Ernst & Young their independence.

Based on the reviews and discussions described above, we recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended January 1, 2011, for filing with the Securities and Exchange Commission. In addition, we reported to the board of directors that, subject to ratification by the stockholders, we selected Ernst & Young LLP as Temple-Inland’s independent registered public accounting firm for the year 2011.

Jeffrey M. Heller, Chairman
Cassandra C. Carr	Richard M. Smith
Larry R. Faulkner	Arthur Temple III
W. Allen Reed	R. A. Walker

PROPOSAL 4 — TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP as the independent registered public accounting firm to audit our consolidated financial statements for 2011. Ernst & Young LLP currently serves as our independent registered public accounting firm.

Fees paid to Ernst & Young LLP for the last two years were:

Fees	2010	2009

Audit Fees(1)	$1,686	$1,524
Audit-Related Fees(2)	155	360
Tax Fees(3)	8	40
All Other Fees	—	—

Total	$1,849	$1,924

(1)	Audit fees include the annual audit and quarterly reviews of our financial statements, annual statutory audits of foreign subsidiaries’ financial statements, consultation on new accounting standards and current transactions, and normal assistance with annual and periodic filings of our financial statements with the Securities and Exchange Commission.

(2)	Audit-related fees include audits of our employee benefit plans, consultation on the application of proposed accounting standards, and consultation on accounting for proposed transactions.

(3)	Tax fees include assistance in the preparation of our federal, state, and foreign income and franchise tax returns and in the periodic examinations thereof by regulatory authorities and consultation on the tax treatment for transactions.

All services provided by the independent registered public accounting firm must be pre-approved by the Audit Committee. Under the pre-approval policy, the Audit Committee pre-approves by type and amount the services expected to be provided by the independent registered public accounting firm during the coming year. This pre-approval is done annually and is documented as an exhibit to the minutes of the Audit Committee meeting. The types of services the Audit Committee pre-approves annually are the audit, audit-related, and certain tax services described above.

A pre-approval subcommittee consisting of the Chairman of the Audit Committee and one other member of the Audit Committee may grant approvals between Audit Committee meetings for services not approved as part of the annual approval process. Such approvals must be reported to the full Audit Committee at its next meeting. Pre-approval is not required for non-audit services that were not recognized as non-audit services at the time of engagement, if the aggregate amount of such services does not exceed the lesser of $100,000 or 5% of the total amount of revenues paid to the independent registered public accounting firm during that fiscal year and such services are promptly brought to the attention of and approved by the Audit Committee prior to completion of the current year’s audit. During 2010, no services were approved pursuant to this exception.

In addition, the Audit Committee must separately pre-approve any significant changes in scope or fees for any approved service. No pre-approval authority is delegated to management. Quarterly, the committee reviews the specific services that have been provided and the related fees.

Representatives of Ernst & Young LLP will be present at the annual meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

Stockholder ratification is not required for the selection of Ernst & Young LLP, because the Audit Committee has the responsibility for selecting our independent registered public accounting firm. The selection, however, is being submitted for ratification by the stockholders at the annual meeting. No determination has been made as to what action the Audit Committee would take if stockholders do not ratify the selection.

Vote Required and Board of Directors Recommendation:

The affirmative vote of a majority of the votes cast by stockholders entitled to vote at the annual meeting is required for the ratification of the Audit Committee’s appointment of Ernst & Young LLP as independent registered public accounting firm for 2011. Any shares not voted (whether by abstention or otherwise) will not be counted as votes cast and will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 4.

OTHER MATTERS

Other Business to be Presented:

Our board of directors knows of no other business that may properly be, or that is likely to be, brought before the annual meeting. If, however, any other matters are properly presented for consideration at the meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the persons named in the accompanying proxy will vote the proxy as in their discretion they may deem appropriate.

DATE FOR RECEIPT OF STOCKHOLDER PROPOSALS AND NOMINATIONS

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, stockholders may present proposals for inclusion in our proxy statement and for consideration at our annual meeting of stockholders by submitting their proposals to us in a timely manner. To be included for the 2012 annual meeting, stockholder proposals must be received by us by November 24, 2011, and must comply with the requirements of Rule 14a-8.

Our Bylaws contain an advance notice procedure with regard to stockholder proposals submitted outside the processes of Rule 14a-8 and stockholder nominations of directors to be brought before an annual meeting of stockholders. This advance notice period is intended to allow all stockholders an opportunity to consider all business and nominees expected to be considered at the meeting. These procedures require that notice be made in writing to our Corporate Secretary. The notice must be received at our executive offices not earlier than the close of business on the 100th day and not later than the close of business on the 75th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 100th day prior to the date of such annual meeting and not later than the close of business on the later of the 75th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 90 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. Stockholder proposals submitted outside the processes of Rule 14a-8 and stockholder nominations of directors will be considered untimely if they are submitted before January 27, 2012 or after February 21, 2012. Our Bylaws require that the notice of the proposal contain certain information concerning the proposing stockholder and the proposal or nomination. A copy of the Bylaws’ advance notice provision may be obtained, without charge, upon written request to our Corporate Secretary at 1300 South MoPac Expressway, 3rd Floor, Austin, Texas 78746.

VOTING QUESTIONS OR ASSISTANCE

If you have any questions or require assistance with the voting process, please contact:

D. F. King & Co., Inc.
48 Wall Street
New York, New York 10005
800-549-6697

This Proxy Statement is being sent to you by the Temple-Inland Board of Directors.

Leslie K. O’Neal
Senior Vice President/Corporate Secretary
Austin, Texas
March 23, 2010

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	X
Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 6, 2011.

Vote by Internet • Log on to the Internet and go to www.investorvote.com/TIN
• Follow the steps outlined on the secured website.

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

▼	IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.	▼

A Proposals — The Board recommends a vote FOR all nominees, FOR Proposals 2 and 4, every 1 YR for Proposal 3.
1.	Election of Directors:	+

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain

01 - Larry R. Faulkner	☐	☐	☐	02 - Jeffrey M. Heller	☐	☐	☐	03 - Doyle R. Simons	☐	☐	☐

	For	Against	Abstain		1 Yr	2 Yrs	3 Yrs	Abstain

2. Say on Pay - An advisory vote on the approval of executive compensation.	☐	☐	☐	3. Say When on Pay - An advisory vote on the frequency of shareholder votes on executive compensation.	☐	☐	☐	☐

2. To ratify the Audit Committee’s appointment of Ernst & Young LLP as independent registered public accounting firm for the year 2011.	☐	☐	☐
B Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Temple-Inland Inc.

This Proxy is Solicited on Behalf of the Board of Directors
for the Annual Meeting on May 6, 2011
The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and Proxy Statement, each dated March 23, 2011, and does hereby appoint Doyle R. Simons, J. Patrick Maley III and J. Bradley Johnston and each of them as Proxies, each with the power to appoint his substitute and hereby authorizes each of them to represent and vote, as indicated on the reverse, all the shares of Common Stock, par value $1.00 per share, of Temple-Inland Inc. held of record by the undersigned on March 10, 2011 at the annual meeting of stockholders to be held on Friday, May 6, 2011, and any adjournment(s) thereof.
YOUR VOTE IS IMPORTANT
Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope, or by voting via the internet or telephone, as described on the reverse side.
This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. Unless otherwise specified, the shares will be voted “FOR” the election of the three Director nominees named on the reverse side, “FOR” the resolution approving the compensation as disclosed pursuant to Item 402 of Regulation S-K, to schedule the advisory (non-binding) votes on compensation every 1  YEAR, and “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2011 fiscal year.
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
(Items to be voted on appear on reverse side.)